UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Asbury Automotive Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Asbury Automotive Group, Inc.

2905 Premiere Parkway NW, Suite 300

Duluth, GA 30097

March 26, 2010

Dear Stockholders,

On behalf of the Board of Directors and management of Asbury Automotive Group, Inc., it is our pleasure to invite you to attend our 2010 Annual Meeting of Stockholders.

As you know, an important aspect of the annual meeting process is the vote by stockholders on corporate business. The matters to be voted on are described in the notice of meeting and the proxy statement which accompany this letter. I urge you to exercise your rights as a stockholder to vote and participate in the process. Whether or not you plan to attend the meeting, please read the enclosed proxy statement and complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid envelope or vote via telephone or the Internet. This will ensure that your shares are represented at the meeting.

Sincerely,

Charles R. Oglesby
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

ASBURY AUTOMOTIVE GROUP, INC.

2905 PREMIERE PARKWAY NW, SUITE 300

DULUTH, GEORGIA 30097

(770) 418-8200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON

APRIL 27, 2010

To Our Stockholders:

The 2010 Annual Meeting of Stockholders of Asbury Automotive Group, Inc. (the “Company”, “we”, “our” or “us”) will be held at our headquarters located at 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097 on April 27, 2010, at 8:00 a.m. Eastern Daylight Time, for the purpose of considering and acting upon the following matters:

1. the election of three members of Class II of the Board of Directors to hold office until the 2013 Annual Meeting of Stockholders; and

2. the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010;

and any other matters that may properly come before the meeting or any adjournments. The Board of Directors is not aware of any other business scheduled for the meeting. Any action may be taken on the above proposals at the meeting on April 27, 2010, or on any date or dates to which the meeting may be adjourned.

Stockholders of record at the close of business on March 10, 2010 are the stockholders entitled to notice of, and to vote at, the meeting and any adjournments. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be available for inspection by stockholders during normal business hours during the 10 day period prior to the meeting at our corporate headquarters located at 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097, as well as at the meeting.

Your vote is important. Please sign and date the enclosed proxy, and return it promptly in the enclosed envelope, or vote via telephone or the Internet, to ensure your representation at the meeting. The proxy will not be used if you attend and vote at the meeting in person.

This proxy statement and the Company’s 2009 Annual Report are available on the Internet and can be accessed directly at the following Internet address: http://www.edocumentview.com/ABG.

For further information about the meeting, including directions to our headquarters to attend the meeting and vote in person, please contact the Investor Relations Department at the Company’s headquarters. The telephone number is (770) 418-8212 and the e-mail address is ir@asburyauto.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Elizabeth B. Chandler
Secretary

Duluth, Georgia

March 26, 2010

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

i

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ASBURY AUTOMOTIVE GROUP, INC.

2905 PREMIERE PARKWAY NW, SUITE 300

DULUTH, GEORGIA 30097

(770) 418-8200

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2010

This proxy statement is furnished in connection with the solicitation of proxies by Asbury Automotive Group, Inc. (the “Company”, “we”, “us” or “our”) on behalf of the Board of Directors (the “Board”) for the 2010 annual meeting of stockholders, and all adjournments of the meeting. The accompanying Notice of Annual Meeting of Stockholders and Important Notice of Internet Availability of Proxy Materials for the Stockholders Meeting to be held on April 27, 2010, this proxy statement and proxy card are first being mailed to stockholders, and made available on the Internet, on or about March 26, 2010. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 is included with these materials.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to consider and vote on the following matters:

PROPOSAL 1. The election of three members of Class II of the Board to hold office until the 2013 Annual Meeting of Stockholders; and

PROPOSAL 2. The ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010.

The stockholders will also transact any other business that may properly come before the meeting. Representatives from our independent registered certified public accounting firm, Ernst & Young LLP (also referred to in this proxy statement as our independent auditors), are expected to be present at the meeting to make a statement if they so desire and to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the annual meeting was March 10, 2010. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. Attendance at the meeting will be limited to stockholders of record, their proxies, beneficial owners having evidence of ownership on the record date and our invited guests.

Our sole outstanding class of capital stock is our common stock, par value $0.01 per share. Except as otherwise required by law, or as described in this proxy statement, each holder of our common stock is entitled to one vote per share on each matter submitted at the meeting. At the close of business on the record date there were 32,721,166 shares of our common stock outstanding, which number includes 510,287 shares of unvested restricted stock entitled to voting rights and that are held by members of the Board and our employees, representing a total of 32,721,166 votes eligible to be cast on each matter to be voted upon at the meeting.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a bank, broker or other nominee, such other party is the record holder of the shares and is required to vote those shares in accordance with your instructions. If you do not give instructions to such other party, that party will only be entitled to (but not required to) vote the shares FOR the ratification of auditors (Proposal 2). Shares that a bank, broker or other nominee is not entitled to vote with respect to a proposal (such as with respect to the election of directors), pursuant to the rules of the New York Stock Exchange, are sometimes called “broker non-votes.” The treatment of broker non-votes is described in the Q&A below under “How will broker non-votes be treated?”

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the shares representing a majority of the shares of voting stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the chairman of the meeting may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and, unless such adjournment is for more than 30 days, no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, your shares will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

2. You may vote by telephone or on the Internet. If you hold your shares of record, you may give your voting instructions by telephone or on the Internet. Please follow the voting instructions on the proxy card. If your shares are held in “street name” by a broker or other nominee, you may also be able to give voting instructions by telephone or on the Internet. Please check the voting form provided by your broker or nominee to see if they offer such options.

3. You may vote in person at the meeting. If you hold your shares of record and attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the institution that holds your shares indicating that you were the beneficial owner of our voting stock as of the close of business on March 10, 2010, the record date for voting at the annual meeting. Please contact your broker or other institution holding your shares directly if you would like to obtain a proxy to vote your shares directly at the meeting. Even if you plan to attend the meeting, please sign and return your proxy card, or vote via telephone or the Internet, to ensure that your shares are represented. If you do attend the meeting, any votes you cast at the meeting will supersede your proxy.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting by:

•	signing another proxy with a later date;

•	voting by telephone or the Internet;

•	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the annual meeting; or

•	voting in person at the annual meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	“FOR” Proposal 1: the election of three members of Class II of the Board of Directors to hold office until the 2013 Annual Meeting of Stockholders (see page 8); and

•	“FOR” Proposal 2: the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2010 (see page 45).

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will only be voted FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2010 (Proposal 2).

Will any other business be conducted at the meeting?

The Board is aware of no other business that will be presented at the meeting. If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote the shares for which they have been granted a proxy in accordance with their best judgment.

How many votes are required to elect the director nominees?

Directors are elected by a plurality of the votes cast. This means that each of the three nominees will be elected if they receive more affirmative votes than any other person. If you vote “Withheld” with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority with respect to the election of the nominee who will not stand for election.

How many votes are required to ratify the appointment of our independent auditors?

The ratification of the appointment of Ernst & Young LLP as our independent auditors requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the meeting in person or by proxy and entitled to vote as of the record date.

How will abstentions be treated?

If you abstain from voting on a proposal, your shares will still be included for purposes of determining whether a quorum is present. Because directors are elected by a plurality of votes, an abstention will have no effect on the outcome of the vote with respect to the election of directors. If you abstain from voting on Proposal 2, then your abstention will have the same practical effect as a vote against the proposal.

How will broker non-votes be treated?

If your shares are held by a broker or other nominee in “street name,” your broker will generally be prohibited from voting your shares on any matter other than with respect to the ratification of the Company’s independent auditors, unless you inform your broker how your shares should be voted. If you do not provide instructions to your broker, your shares will be treated as “broker non-votes” with respect to any other proposals raised at the meeting. Additionally, your broker may elect not to vote your shares with respect to Proposal 2, in which case your shares would also be treated as “broker non-votes.” All “broker non-votes” will be included for purposes of calculating the presence of a quorum, but otherwise will be treated as shares not entitled to vote on a proposal.

Who pays for the costs of soliciting proxies?

We will pay the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies without additional compensation.

SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of shares of the Company’s common stock by each director and named executive officer listed in the Summary Compensation Table and by all directors and executive officers of the Company as a group. In addition, the table sets forth information about all other persons known to the Company to be the beneficial owner of more than five percent of the Company’s common stock.

Except as set forth below, the following information is given as of March 10, 2010. In the case of percentage ownership, the information is based on 32,721,166 shares of the Company’s common stock being outstanding, which number includes 510,287 shares of unvested restricted stock that have voting rights and are held by members of the Board and the Company’s employees. Shares issuable upon exercise of options within 60 days of the record date are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of each person believed to beneficially own such securities, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned †
Name of Beneficial Owner	Number	%
Principal Stockholders
FMR LLC(1)	4,854,055	14.8%
MSD Capital, L.P.(2)	3,686,273	11.3%
Dimensional Fund Advisors LP(3)	1,980,290	6.1%
BlackRock, Inc.(4)	1,790,401	5.5%

Current Directors and Nominees
Janet M. Clarke(5)	36,178	*
Dennis E. Clements(6)	31,318	*
Thomas C. DeLoach, Jr.(7).	69,294	*
Michael J. Durham(8)	66,136	*
Juanita T. James(9)	28,735	*
Vernon E. Jordan, Jr.(10)	40,295	*
Eugene S. Katz(11)	30,603	*
Philip F. Maritz(12)	53,294	*
Charles R. Oglesby(13)	521,952	1.6%
Jeffrey I. Wooley	20,000	*

Officers Who Are Not Directors
Craig T. Monaghan(14)	450,309	1.4%
Michael S. Kearney(15)	293,160	*
Elizabeth B. Chandler(16)	37,356	*
Philip R. Johnson(17)	122,228	*
All directors and executive officers as a group (14 persons)(18)	1,800,858	5.4%

(†)	The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the record date through the exercise of any stock option or other right. Inclusion in the table of such shares, however, does not constitute an admission that the director, named executive officer or principal stockholder is a direct or indirect beneficial owner of such shares. Except as set forth above, the persons listed have sole voting and investment power with respect to the shares referred to in the table.

(*)	Denotes less than 1% of the Company’s common stock.

(1)

Based on a Schedule 13G/A filed with the SEC on February 16, 2010. Represents shares owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC (“FMR”) and investment advisor to various investment companies (collectively, the “Fidelity Funds”), Pyramis Global Advisors Trust Company (“Pyramis”), an indirect, wholly-owned subsidiary of FMR, and Edward C. Johnson III, who is the Chairman of FMR. The business address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. The business address of Pyramis is 900 Salem Street, Smithfield, Rhode Island 02917. Mr. Johnson and FMR, through its control of Fidelity and the Fidelity Funds, have the sole power to dispose of 4,123,434 shares owned by the Fidelity Funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. The number of shares of the Company’s common stock owned by the Fidelity Funds reported in this Beneficial Ownership Table includes 88,942 shares of common stock resulting from the assumed conversion on December 31, 2009 of $3,000,000 principal amount of the Company’s Senior Subordinated Convertible Notes due 2012.

(2)

Based on a Schedule 13G/A filed with the SEC on March 19, 2009. Represents shares owned by and on behalf of each of MSD Capital, L.P. (“MSD Capital”) and MSD SBI, L.P. (“MSD SBI”). MSD SBI is the record and direct beneficial owner of the shares. MSD Capital is the general partner of MSD SBI and may be deemed to indirectly beneficially own the shares owned by MSD SBI. MSD Capital Management LLC is the general partner of MSD Capital. Both MSD Capital and MSD SBI disclaim beneficial ownership of the shares. The business address of MSD Capital and MSD SBI is 645 Fifth Avenue, 21st Floor, New York, New York 10022.

(3)	Based on a Schedule 13G/A filed with the SEC on February 8, 2010. Represents shares owned by Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”). The business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes advice to four investment companies registered under the Investment Company Act of 1940. Dimensional also serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to in this footnote as the “Dimensional Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the Company’s securities that are owned by the Dimensional Funds, and may be deemed the beneficial owner of such securities. The Dimensional Funds, however, own, and Dimensional disclaims any beneficial ownership of, such securities.

(4)

Based on a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 29, 2010 to amend a prior filing of Barclays Global Investors, N.A. (“BGI”) and certain of its affiliates (collectively, the “BGI Entities”). The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(5)	Includes (i) 5,000 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 1,641 shares of unvested restricted stock granted in connection with director compensation. Ms. Clarke has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(6)	Includes 1,641 shares of unvested restricted stock granted in connection with director compensation. Mr. Clements has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(7)	Includes 1,641 shares of unvested restricted stock granted in connection with director compensation. Mr. DeLoach has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(8)	Includes (i) 10,000 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 1,641 shares of unvested restricted stock granted in connection with director compensation. Mr. Durham has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(9)	Represents 1,953 shares of unvested restricted stock granted in connection with director compensation. Ms. James has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(10)	Includes (i) 5,001 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 1,641 shares of unvested restricted stock granted in connection with director compensation. Mr. Jordan has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(11)	Includes 1,641 shares of unvested restricted stock granted in connection with director compensation. Mr. Katz has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(12)	Includes (i) 18,000 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 1,641 shares of unvested restricted stock granted in connection with director compensation. Mr. Maritz has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(13)	Includes (i) 327,273 options exercisable within 60 days after the record date, and (ii) 128,667 shares of unvested restricted stock, 30,667 shares of which will vest within 60 days after the record date. Mr. Oglesby has the right to vote, but no right to dispose of, the shares of unvested restricted stock.

(14)	Includes (i) 91,666 options exercisable within 60 days after the record date, and (ii) 83,643 shares of unvested restricted stock. Mr. Monaghan has the right to vote, but no right to dispose of, the shares of unvested restricted stock.

(15)	Includes (i) 160,606 options exercisable within 60 days after the record date, and (ii) 60,776 shares of unvested restricted stock. Mr. Kearney has the right to vote, but no right to dispose of, the shares of unvested restricted stock.

(16)	Includes (i) 36,356 shares of unvested restricted stock. Ms. Chandler has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(17)	Includes (i) 75,138 options that are exercisable within 60 days after the record date, and (ii) 26,235 shares of unvested restricted stock. Mr. Johnson has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(18)	See footnotes (5) through (17).

Equity Ownership Guidelines

The following are the equity ownership guidelines for our directors and named executive officers:

•	each director should own at least the value of shares of our equity equal to three times his or her annual retainer;

•	the Chief Executive Officer should own at least the value of shares of our equity equal to three times his base salary; and

•	the Chief Financial Officer and the other named executive officers should own at least the value of shares of our equity equal to two times his or her base salary.

The specific number of shares that each director and named executive officer must own was set using the 36-month average share price of our common stock on October 21, 2008, the adoption date of these guidelines. The share price for these guidelines has not been reset since that date, but may be reset in the event of significant changes in the price of our common stock. Unvested restricted shares are counted toward the achievement of these guidelines, but vested and unvested options are not applicable. We expect that our directors and named executive officers appointed after the date of adoption of these guidelines to comply with the requirements of these guidelines within three years from the date of their appointment. For directors who were already serving on the Board and the named executive officers serving in their positions at the time these guidelines were adopted, we expect such persons will comply with these requirements three years after the adoption date. We believe that our directors and named executive officers will be able to meet these guidelines through standard equity grants awarded to them.

PROPOSAL NO. 1.

ELECTION OF DIRECTORS

There are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected.

Three nominees are nominated to hold office as Class II directors for terms of three years or until their respective successors have been duly elected and qualified. If a proxy withholds a vote from one or more nominees for directors, the proxy holders will follow the instructions. If a proxy does not give instructions as to how the shares represented thereby should be voted for each of the nominees, the shares represented by such proxy will not be voted.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. Management has no reason to believe that any of the nominees will not serve if elected. If a nominee is unable to stand for election, the Board will designate a substitute nominee or choose to reduce the size of the Board. If a substitute nominee is designated, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority for the nominee who is not standing for election.

Directors and Nominees for Election as Directors

Pursuant to our Restated Certificate of Incorporation and resolutions of the Board, the size of the Board is currently set at twelve directors, although two Board seats are currently vacant. These vacancies are the result of prior resignations of Board members in 2007 and 2008. The Board will be reevaluating its size this year and will adjust its size accordingly upon such assessment. The Board is divided into three classes, with the members of each class serving three-year terms on the Board. The term of each Class II director expires at the 2010 Annual Meeting of Stockholders, the term of each Class III director expires at the 2011 Annual Meeting of Stockholders and the term of each Class I director expires at the 2012 Annual Meeting of the Stockholders.

Stockholders are entitled to one vote for each director nominee. Shares cannot be voted for a greater number of persons than the total number of director-nominees.

Below is certain information about our directors, including the director-nominees, their principal occupation, business experience as well as other matters, and the Board’s assessment of their individual qualifications to serve on our Board. For certain additional information regarding the directors, including the director-nominees, see “Securities Owned by Management and Certain Beneficial Owners,” “Governance of the Company,” and “Related Person Transactions.”

Nominees for Election as Class II Directors

All of the director-nominees are currently directors of the Company. The nominees for election to Class II of the Board are Thomas C. DeLoach, Jr., Philip Maritz and Jeffrey I. Wooley. If re-elected at the 2010 Annual Meeting of Stockholders, their terms will expire at the 2013 Annual Meeting of Stockholders, and when their respective successors are duly elected and qualified.

The Board and management recommend you vote FOR each of these nominees.

THOMAS C. DeLOACH, JR. (62) has served as a member of the Board and a member of the Audit Committee since January 2007, and Chair of the Risk Committee since January 2009. He is a former executive of Mobil Corporation (“Mobil”) and served in various positions at Mobil from July 1969 until March 2000. From 1998 to 2000, Mr. DeLoach was the president of the Global Midstream Division at Mobil. From 1994 to 1998, Mr. DeLoach served as the Chief Financial Officer of Mobil. From May 2000 to July 2002, Mr. DeLoach was a member of management of a NASCAR racing team primarily owned by Roger Penske. In September 2002, he formed PIT Instruction & Training, LLC, of which he is a principal and a managing partner. In addition, since

June 2005, Mr. DeLoach has served as a principal and a managing partner of Red Horse Racing II, LLC, a NASCAR Camping World Truck Series race team. Mr. DeLoach is a member of the Board of Trustees, the Compensation Committee and the Chair of the Audit Committee of Liberty Property Trust, a self-managed real estate investment trust.

With his managerial experience, the Board has determined that Mr. DeLoach brings to the Board demonstrated leadership skills. In addition, as the former Chief Financial Officer of Mobil, coupled with his position as Chair of the Audit Committee of Liberty Property Trust, Mr. DeLoach has been exposed to complex accounting, financial and risk-related issues, such as the application of accounting principles and financial reporting rules and regulations, and evaluation of financial results and general oversight of the financial reporting processes and risk analyses of large businesses. As a result of his broad accounting, financial and executive experience, the Board believes that Mr. DeLoach is a valuable member of our Board and Audit and Risk Committees, and is well-qualified to assist in the auditor oversight function as an Audit Committee member.

PHILIP F. MARITZ (49) has served as a member of the Board and a member of the Audit Committee since April 2002. He is the co-founder and President of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that invests in luxury hotels and resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm where he serves as President. He is also the Managing Director of Broadreach Capital Partners, a private equity real estate investment fund.

With his significant real estate investment and management, strategic and operational experience as President of Maritz, Wolff & Co. and Maritz Properties, along with his financial and investment experience as a Managing Director of Broadreach Capital Partners, the Board has determined that Mr. Maritz has valuable insight into the effective strategic management of businesses. In addition, Mr. Maritz’s experience in marketing and sales of luxury goods and services and his strategic management of luxury brands is relevant to our Company and our business. Mr. Maritz’s leadership positions at these various companies demonstrate his management abilities and his understanding of financial strategy and operations, making him a valuable member of our Audit Committee. Furthermore, Mr. Maritz is a director of a number of privately-held companies, including Rosewood Hotels and Resorts and Dolce Hotels and Resorts, and a number of non-profit organizations, including Princeton University Art Museum Advisory Council and Stanford Business School Management Board, which the Board believes provides additional insight into Board functions, including appropriate oversight and diligence.

JEFFREY I. WOOLEY (65) has served as a member of the Board since March 2003, as President and Chief Executive Officer of Asbury Automotive Tampa G.P. LLC, a wholly owned subsidiary of the Company (“Asbury Tampa”) from September 1998 until February 2005; and as the non-executive Chairman of Asbury Tampa since March 2005. Mr. Wooley began his automotive career in 1965 and opened his first dealership in 1975. Prior to selling his dealerships to us in 1998, Mr. Wooley owned and operated nine franchises. He is a past President of the Pontiac National Dealer Council.

Mr. Wooley has over 40 years of experience in multiple facets of the automobile industry—including as a former salesperson, general manager and owner of several dealerships. Mr. Wooley has extensive experience dealing with both foreign and domestic automobile manufacturers, including serving as a field representative for the Pontiac Division of General Motors for four years, which is invaluable to the Board with respect to the Company’s relations with automobile manufacturers. Mr. Wooley’s extensive knowledge of the automobile industry offers the Board a deep understanding of our business. Furthermore, the Board has determined that Mr. Wooley brings significant institutional knowledge of our Company to the Board as he has been affiliated with the Company since its inception and has served in various significant management positions within the Company.

Current Class III Directors

The Class III directors are not standing for re-election at the upcoming annual meeting. Their terms expire at the 2011 Annual Meeting of Stockholders.

JUANITA T. JAMES (57) has served as a member of the Board since October 2007, as a member of the Compensation Committee since May 2008, and as a member of the Audit Committee since January 2009. Ms. James has served as the Vice President and Chief Marketing and Communications Officer for Pitney Bowes, Inc. (“Pitney Bowes”) since May 2007, and also serves on its CEO Council and its Corporate Social Responsibility Committee. From October 2006 to May 2007, Ms. James served as the Vice President and Chief Communications Officer for Pitney Bowes. From October 2004 until October 2006, Ms. James served as the Vice President of Direct Marketing Strategy and Business Development for Pitney Bowes. From 2002 until 2004, Ms. James served as the Vice President, Project Leader of Human Resources Transformation for Pitney Bowes. Prior to joining Pitney Bowes in 1999, Ms. James was the Executive Vice President, Marketing and Editorial of Doubleday Direct, Inc.

With her management experience at Pitney Bowes and Doubleday Direct, the Board has determined that Ms. James brings to the Board demonstrated senior-level leadership experience. Through her various positions at Pitney Bowes, Ms. James also brings to the Board a broad understanding of sales, marketing, brand management, investor relations and general communications matters that affect large companies, which are areas that are critical to the automotive retail business and to which she can provide valuable insight. As a former member of the Audit Committee of The Rouse Company, the Board believes that Ms. James has gained valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting processes of a public company that are useful in her service on the Audit Committee. In addition, the Board also believes that Ms. James’ service as former Chair of the Nominating and Governance Committee of The Rouse Company, and on the boards of the Stamford Museum & Nature Centre, Reading is Fundamental and the First County Bank Board Corporators, provides her with additional experience upon which she can draw upon as a member of our Board, the Audit Committee and the Compensation Committee.

VERNON E. JORDAN, JR. (74) has served as a member of the Board since April 2002, and was a member of the Audit Committee from April 2002 to February 2003. He has served as a Senior Managing Director of Lazard Frères & Co. since January 2000 and serves as a member of the board of Lazard, Ltd. Prior to joining Lazard, Mr. Jordan was a senior executive partner with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., where he currently remains Senior Counsel. Mr. Jordan serves on the International Advisory Board of Barrick Gold and as a Senior Advisor to the boards of American Express Company and to the board of Xerox Corporation. During the past five years, Mr. Jordan served on the boards of the following public companies: America Online Latin Communications, Inc., American Express Company, Dow Jones & Company, Inc., J.C. Penney Company, Inc., Xerox Corporation and Sara Lee Corporation. Mr. Jordan also served on the International Advisory Board of DaimlerChrysler, and he was also a Senior Advisor to Shinsei Bank, Ltd. during the past five years.

With the various directorships he has held over the last 35 years, Mr. Jordan has gained a significant depth and breadth of knowledge relating to understanding of public company boards and the implementation and execution of their oversight responsibilities. In addition to holding the positions stated above, Mr. Jordan has held key leadership positions with prominent not-for-profit corporations and has held various presidential appointments. As such, the Board has determined that Mr. Jordan’s diverse experiences appropriately qualify him as a skilled director.

EUGENE S. KATZ (64) has served as a member of the Board and a member of the Audit Committee since January 2007, and has served as the Chair of the Audit Committee since January 2009. Mr. Katz also became a member of the Risk Committee in January 2009. He is a former partner of PricewaterhouseCoopers (“PwC”), where he began his career at PwC in 1969, and became a partner in July 1980. Mr. Katz retired from PwC in June 2006. From 2002 and through his retirement in June 2006, Mr. Katz served as the west region risk management partner of PwC. In addition, Mr. Katz was a member of the PwC Governing Board from 1992 to 1997, and from 2001 to 2005.

Mr. Katz has over 40 years of experience in public accounting, during which he was responsible for leading audit engagements of private and public companies and served a variety of clients ranging from start-up companies to larger public companies. Because of Mr. Katz’s significant exposure to complex financial reporting, accounting and risk management matters as a former public accountant, the Board has determined that Mr. Katz is well-positioned to be both the Chair of our Audit Committee and assist the Audit Committee fulfill its responsibility of overseeing our independent auditors, and a member of our Risk Committee.

CHARLES R. OGLESBY (63) has served as a member of the Board since September 2006. Mr. Oglesby has served as our President and Chief Executive Officer since May 2007. From September 2006 until May 2007, Mr. Oglesby served as our Senior Vice President and Chief Operating Officer, and from August 2004 until March 2007, he served as Chief Executive Officer of our former South Region. Mr. Oglesby joined us as President and Chief Executive Officer of Asbury Automotive Arkansas in February 2002. From July 1998 to February 2000, Mr. Oglesby served as President and Chief Operating Officer of the First America Automotive Group in San Francisco.

Mr. Oglesby brings to the Board a deep knowledge of the automobile retail industry. With over 30 years of experience in the automotive retail industry in numerous sales, management and ownership-level positions in multiple geographies, the Board believes that Mr. Oglesby not only possesses extensive management skills, but also significant knowledge in the important areas of sales and marketing. In addition, Mr. Oglesby has held various leadership roles on National and Regional Dealer Councils, which provide him additional insight into the automotive retail industry and the important current trends and risks related thereto. As our President and Chief Executive Officer, the Board has determined that Mr. Oglesby is uniquely familiar with our business and the automobile industry, which allows him to provide a wealth of knowledge to support the Board in fulfilling its responsibilities to our Company. In addition, Mr. Oglesby is a member of the board of the Gwinnett Chamber of Commerce and the Gwinnett Medical Center Foundation, which the Board believes provides additional insight into Board oversight and the exercise of appropriate diligence.

Current Class I Directors

The Class I directors are not standing for re-election at the upcoming annual meeting. Their terms expire at the 2012 Annual Meeting of Stockholders.

JANET M. CLARKE (57) has served as a member of the Board since April 2005 and as a member of the Audit Committee from April 2005 to January 2009. Ms. Clarke has served as a member of the Compensation Committee since April 2005 and was appointed Chair of the Compensation Committee in August 2006. Ms. Clarke was also appointed as a member of the Governance and Nominating Committee (also referred to in this proxy statement as the “Governance Committee”) in November 2006. Ms. Clarke is the founder of Clarke Littlefield LLC, a marketing technologies advisory firm, and has served as its President since June 2003 and previously from 2001 to 2002. She was the Chief Marketing Officer of DealerTrack, Inc., a privately held automotive finance technology services company from September 2002 to June 2003. Ms. Clarke was the Chair and Chief Executive Officer of KnowledgeBase Marketing, a subsidiary of Young and Rubicam, Inc., from February 2000 through February 2001. Ms. Clarke served as Managing Director, Global Database Marketing at Citibank for Citigroup’s consumer business from May 1997 until February 2000. Ms. Clarke serves as a director, a member of the Audit Committee and the Chair of the Compensation Committee of ExpressJet Holdings, Inc. Within the last five years, Ms. Clarke was also a director and Chair of the Compensation Committee of eFunds Corporation, and a director and the Chair of the Governance and Nominating Committee of Gateway, Inc.

Ms. Clarke offers significant business experience to our Board particularly in the areas of marketing and marketing technology, as a result of the various senior management positions she has held in large corporations and at Clarke Littlefield. In addition, given the public and private company directorships that she has held during her career, the Board has determined that Ms. Clarke has a broad range of experience as a director and a deep understanding of board oversight and the exercise of appropriate diligence, which makes her an appropriate and valuable member of our Governance Committee. Furthermore, the Board believes that Ms. Clarke’s prior position as Chair of the Compensation Committee of eFunds and her current membership on the Compensation Committee of ExpressJet Holdings, provides her with valuable experience with respect to compensation of senior executives appropriate for her to serve as the Chair of our Compensation Committee.

DENNIS E. CLEMENTS (65) has served as a member of the Board since September 2006. Mr. Clements became a member of the Compensation Committee and the Governance Committee in October 2006, and a member of the Executive Committee in January 2007. He was appointed Chair of the Governance Committee in May 2007, and Chair of the Executive Committee in January 2009. Mr. Clements is currently a consultant with Discretionary Effort L.L.C., which he founded in 2005. From June 2000 to June 2005, Mr. Clements was an officer of Toyota Motor Sales, USA, serving as Group Vice President and General Manager of Lexus USA. He was President of Toyota’s Central Atlantic division from June 1991 to June 2000, and held a number of other senior sales management positions at Toyota. Earlier in his career, Mr. Clements worked with Ford Motor Co. for 15 years, progressing through a variety of sales and management positions in the Ford and Lincoln-Mercury divisions.

Mr. Clements has over 40 years of experience, including executive level appointments, in the automotive business. Most notably, with his twenty-five years of experience at Toyota and fifteen years of experience at Ford, the Board has determined that Mr. Clements brings a vast knowledge of the automotive industry and an especially valuable perspective on automotive manufacturers to the Board. Given his significant executive experience, the Board believes that Mr. Clements has a broad understanding of board oversight within the automobile industry, giving him experience upon which to draw as he serves as the Chair of our Executive Committee and our Governance Committee, and as a member of our Compensation Committee.

MICHAEL J. DURHAM (59) has served as a member of the Board since February 2003 and became the Company’s Non-Executive Chairman in January 2004. Mr. Durham has served on the Executive Committee since March 2004, the Governance Committee since February 2005 and the Risk Committee since January 2009. In addition, Mr. Durham served as a member of the Audit Committee from February 2003 until July 2006, and served as the Chair of the Governance Committee from April 2005 until May 2007. He is the Chief Executive Officer and founder of Cognizant Associates, Inc., a consulting firm, which he founded in August 2000. From July 1996 until October 1999, Mr. Durham served as the President and Chief Executive Officer of Sabre, Inc., and as President from March 1995 to July 1996. Prior to joining Sabre, Inc., Mr. Durham spent sixteen years with AMR/American Airlines, serving as Senior Vice President and Treasurer of AMR and Senior Vice President of Finance and Chief Financial Officer of American Airlines. Mr. Durham is currently the Non-executive Chairman of the board of Acxiom Corporation, and a member of the board and a member of the Audit Committee of Hertz Global Holdings. Other public company directorships held by Mr. Durham during the past five years include AGL Resources, Inc., where he served at various times as a member of the Audit Committee, the Compensation Committee and the Environment and Corporate Responsibility Committee; Bombardier Inc., where he served as a member of the Audit Committee and the Pension and Oversight Committee, and Northwest Airlines Corp., where he served as the Chairman of the Audit Committee.

The Board has determined that Mr. Durham’s broad executive and board experience provide him with key skills in working with directors, understanding board processes and functions, responding to financial, strategic and operational challenges and opportunities of our business and overseeing management. Furthermore, the Board believes that the depth and breadth of Mr. Durham’s exposure to complex financial issues throughout his various senior management positions at other large corporations and his service on other public company audit committees, and in assessing the business and financial risks associated with such service, makes him a valuable asset to our Risk Committee. The Board has concluded that all of these attributes, coupled with his service on a number of large public company boards, positions him well to serve as our Non-Executive Chairman.

GOVERNANCE OF THE COMPANY

Independence of Directors

The Board has determined that the following eight of its ten directors qualify as independent directors under the rules of the New York Stock Exchange (the “NYSE”) and the Company’s Corporate Governance Guidelines: Ms. Clarke and Ms. James, and Messrs. Clements, DeLoach, Durham, Jordan, Katz and Maritz. In order to qualify as an independent director of the Company, the Board must affirmatively determine, based upon all relevant facts and circumstances, that the director does not have a material relationship with the Company that would affect his or her independence, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

The Board has adopted the categorical standards set forth in the Company’s Corporate Governance Guidelines and below to assist it in making determinations of independence. These standards comply with the NYSE’s categorical standards for director independence:

•

he or she has not been employed by, and none of his or her immediate family members (as defined by the NYSE) has been an executive officer of, the Company at any time within the three years preceding the date of this determination;

•

he or she has not received, and none of his or her immediate family members has received, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time within the three years preceding the date of this determination;

•

he or she is not a current partner or employee of a firm that is the Company’s internal or external auditor; none of his or her immediate family members is a current partner of such a firm; none of his or her immediate family members is a current employee of such a firm and personally works on the Company’s audit; and neither he, she nor any of his or her immediate family members was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

he or she has not, and none of his or her immediate family members has, at any time within three years from the date of this determination, been employed as an executive officer of another company where any of the Company’s present executive officers serve on that company’s compensation committee; and

•

he or she is not an executive officer or an employee, and none of his or her immediate family members is an executive officer, of a company (other than a tax exempt organization) that, during the current fiscal year or last three completed fiscal years, made payments to, or received payments from, the Company for property or services in an amount that, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Furthermore, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee:

•

accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service; or

•	is an affiliated person of the Company.

In addition to satisfying the above-described independence criteria, in order to qualify as independent for Compensation Committee purposes pursuant to the charter of our Compensation Committee, the director must also be deemed (i) a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Rule 16b-3 defines “non-employee director” as a director who:

•	is not currently an officer of, or is not otherwise currently employed by, the Company or a parent or subsidiary of the Company;

•

does not receive compensation from the Company or a parent or subsidiary of the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed $120,000; and

•	does not possess an interest in any other transaction with the Company for which disclosure would be required under the “Related Person Transactions” section of this proxy statement.

Section 162(m) of the Code and its corresponding regulation, Regulation 1.162-27, defines “outside director” as a director who:

•	is not a current employee of the Company;

•	is not a former employee of the Company receiving compensation for prior service (other than benefits under a tax-qualified retirement plan);

•	has not been an officer of the Company; and

•	receives no remuneration from the Company in any capacity other than as director.

The Board has affirmatively determined, by applying the categorical standards set forth above, that none of the Company’s independent directors has any material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

Nomination of Directors

The Governance and Nominating Committee evaluates, and recommends to the full Board, nominees to serve as directors on our Board. The nominees for election at the 2010 Annual Meeting of Stockholders are all current directors and were originally recommended to the Board by various sources, including other directors, the Company’s dealers, stockholders and a third-party executive search firm. In addition to these sources, in the future, director candidates may be identified by management or additional third-party executive search firms that may from time to time be engaged to assist in identifying and evaluating potential nominees. Candidates are evaluated in light of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders. In performing this evaluation, the Governance and Nominating Committee will consider the diversity, age, skills and other experience of the candidate, and other factors it deems appropriate, given the needs of the Board and the Company at the appropriate time, to maintain what it considers to be an appropriate balance of knowledge, experience and capabilities. Qualified director nominees should possess an appropriate balance of the following qualities: high moral character and personal integrity, a high level of leadership or managerial experience, experience and knowledge relative to matters affecting the Company, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of stockholders and growth of the Company, freedom from conflicts of interest, the ability to dedicate sufficient time, energy and attention to Board activities and the diligent performance of his or her duties, and reflect the diversity of the Company’s stockholders, employees, customers and communities.

The Board will consider director candidates recommended by the Company’s stockholders. In order to make such a nomination, the stockholder must (i) be a record holder of shares of common stock on the record date, (ii) be entitled to vote for the election of such director(s) and (iii) comply with the notice procedures set forth in the Company’s bylaws. If you would like a copy of the Company’s bylaws, please notify the Company at the address given on the first page of this proxy statement. The bylaws are also available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Notice of a stockholder’s recommendation with regard to nominees for election to the Board must be delivered to, or mailed to and received by, the Secretary of the Company not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If the annual meeting of the stockholders for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting of stockholders, such recommendation must be received by the Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

The stockholder’s notice shall be signed by the stockholder of record who intends to recommend a nominee, and shall set forth:

(i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (A) all information relating to such person that is required (as set forth in the Company Bylaws) to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (and Items 403 and 404 under Regulation S-K, (B) a written questionnaire with respect to identity, background and qualification of the proposed nominee, (C) a written representation that the proposed nominee is not and will not become a party to any agreement or similar understanding that the nominee, if elected: (a) will adopt a specific voting commitment, that has not been disclosed to the Company or, could limit or interfere with such person’s fiduciary duty under applicable law, (b) will be entitled to any direct or indirect compensation, reimbursement or indemnification in connection with service as a director, that has not been disclosed to the Company, (D) a written representation that the nominee, if elected, will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies of the Company, and (E) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

(ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (B) the number of shares of the Company which are owned of record and beneficially by such stockholder and such beneficial owner, (C) a representation that such stockholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (D) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination, (E) a description of any Derivative Interest (as defined in the Bylaws), (F) any proxy, contract, or similar understanding that increases or decreases the voting power of such stockholder, (G) any dividend rights held of record or beneficially by the stockholder on shares of the Company that are separated or severable from the underlying shares, (H) any performance-related fees (other than an asset-based fee) to which the stockholder may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and (I) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act.

Communications with the Board

On October 22, 2009, our Board (upon the recommendation of our Governance Committee) adopted a Stockholder Communication Policy which established procedures for stockholders and interested parties to communicate directly with the Board, with our non-management directors, or with a particular director. The stockholder or interested party should send written communication to the Chairman of the Board or Chair of the appropriate Committee, to the non-management directors or to an individual director in care of the Corporate Secretary at Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097. Any communications relating to the Company’s auditing or involving accounting, internal controls, fraud or unethical behaviors should be directed to the attention of the Chair of the Audit Committee in care of the Corporate Secretary, at the foregoing address. The Audit Committee will respond to such communication, if appropriate, in accordance with the procedures established with respect to such matters.

Any written communication should include the name and address of the stockholder or interested party sending such communication so that a response can be provided, if necessary or appropriate. Stockholders and interested parties may, however, remain anonymous. If the stockholder or interested party desires that such communication be kept confidential from management, the envelope must be clearly marked “confidential,” and the Corporate Secretary will then forward the communication, unopened, to the Chairman of the Board, or the individual addressee.

Committees of the Board

The Board has as standing committees an Audit Committee, a Compensation Committee, an Executive Committee, a Governance and Nominating Committee and a Risk Management Committee.

Audit Committee

The members of the Audit Committee during 2009 were Messrs. Katz (Chair), DeLoach and Maritz, and Ms. James. The Committee held seven meetings in 2009. In accordance with the NYSE’s rules, all members of the Audit Committee meet the independence requirements for Audit Committee members and are financially literate. Messrs. DeLoach and Katz are “audit committee financial experts” as that term is defined by the SEC. The charter of the Audit Committee is available on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

This Committee retains the auditing firm engaged each year as our principal independent auditors. With management and the independent auditors, the Committee reviews the financial statements, oversees the financial reporting process and assesses the adequacy of basic accounting services rendered to us. The Audit Committee’s review of financial statements is more fully described below under the caption “Report of the Audit Committee,” and its responsibilities are outlined in the Audit Committee Charter.

Compensation Committee

The members of the Compensation Committee during 2009 were Ms. Clarke (Chair), Mr. Clements, and Ms. James. The Compensation Committee held nine meetings in 2009. Each member of the Compensation Committee is an independent director and meets the additional criteria to qualify for independence for Compensation Committee purposes. The charter of the Compensation Committee is available on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

This Committee establishes and reviews our general compensation philosophy with the input of management, oversees the development and implementation of our compensation philosophy to ensure that our compensation plans are consistent with our general compensation philosophy, recommends to the Board the compensation to be paid to the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer as to the appropriate compensation of our corporate officers, generally administers and issues awards under our equity incentive plans from time to time in effect, and oversees our other benefit plans. See “Compensation Discussion and Analysis” for a discussion of our compensation philosophy and how the Compensation Committee determines the compensation of our executive officers.

Executive Committee

The members of the Executive Committee during 2009 were Messrs. Clements (Chair), Durham, and Oglesby. The Committee held one meeting in 2009.

The Executive Committee has exercised and may exercise all the authority of the Board when the Board is not in session, except that it does not have the authority to (i) approve or propose to stockholders actions required by the Delaware General Corporation Law to be approved by stockholders; (ii) adopt, amend or repeal our by-laws; (iii) authorize distributions; (iv) fill vacancies on the Board or any of its committees; (v) approve a plan of merger, consolidation or reorganization not requiring stockholder approval; (vi) authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the Board; or (vii) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares.

Governance and Nominating Committee

The members of the Governance and Nominating Committee during 2009 were Messrs. Clements (Chair) and Durham, and Ms. Clarke. During 2009, the Governance and Nominating Committee held three meetings. The charter of the Governance and Nominating Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

The Governance and Nominating Committee assumes the nominating and corporate governance duties on behalf of the Board. The Governance and Nominating Committee assists the Board by identifying qualified individuals to become directors and recommending the composition of the Board and its committees. It is also responsible for monitoring the process to assess the Board’s effectiveness, developing and implementing our corporate governance guidelines.

At a meeting of the Board on February 17, 2010, the Governance and Nominating Committee’s charter was revised to include responsibilities for (i) monitoring our related person transactions and periodically reviewing and making recommendations to the Board concerning our related party transaction policy, for which the Audit Committee was previously responsible; and (ii) recommending to the Board the compensation to be paid to the directors, for which the Compensation Committee was previously responsible.

Risk Management Committee

The members of the Risk Management Committee (also referred to as the “Risk Committee” in the proxy statement) during 2009 were Messrs. DeLoach (Chair), Durham and Katz. During 2009, the Risk Management Committee held four meetings. The charter of the Risk Management Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.” The Risk Management Committee assists the Board in fulfilling its responsibility of overseeing the identification, assessment and management of our key operational risks.

Director Fees; Attendance at Meetings

Directors who are employees of the Company do not receive a retainer or fees for service on the Board or its committees. All other directors (the “non-management directors”) receive the annual retainer and meeting fees described below. In addition, the non-management directors receive annual grants of stock valued at $70,000 and the use of a motor vehicle (including transporting the vehicle to the director, any taxes payable relating to the vehicle, repair, maintenance and service of the vehicle).

2009 director compensation for the non-management directors was as follows:

Annual Retainers (paid quarterly in advance):

•	the Non-Executive Chairman—$131,500 (reduced from $175,000 per Board authorization on April 29, 2009);

•	the other non-management directors—$31,500 (reduced from $35,000 per Board authorization on April 29, 2009);

•	the Audit Committee and Compensation Committee chairs—$15,000; and

•	the Risk Committee and Governance Committee chairs—$10,000 each.

Meeting Fees (paid quarterly in arrears):

•	Executive Committee meetings, in person or telephonic—$1,500 (payable to the Executive Committee chair only);

•	Board, Audit Committee, Compensation Committee, Risk Committee and the Governance Committee in person meetings—$2,000;

•	Board, Compensation Committee, Risk Committee and Governance Committee telephonic meetings—$1,000; and

•	Audit Committee telephonic meetings—$1,500.

The following table shows compensation earned by the non-management directors for the 2009 fiscal year. For information concerning the compensation of each of Mr. Oglesby and Mr. Wooley, see “Summary Compensation Table” and “Related Person Transactions—Related Person Transactions with Jeffrey I. Wooley,” respectively.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Michael J. Durham	$176,250	$70,001	$66,362	$312,613
Non-Executive Chairman of the Board

Janet M. Clarke	$78,250	$70,001	$23,235	$171,486
Compensation Committee Chair

Dennis E. Clements	$74,750	$70,001	$28,850	$173,601
Governance & Nominating Committee Chair, Executive Committee Chair

Thomas C. DeLoach, Jr.	$72,250	$70,001	$15,464	$157,715
Risk Committee Chair

Juanita T. James	$69,750	$70,001	$29,301	$169,052

Vernon E. Jordan, Jr.	$41,250	$70,001	$21,158	$132,409

Eugene S. Katz	$79,750	$70,001	$12,084	$161,835
Audit Committee Chair

Philip F. Maritz	$57,500	$70,001	$16,230	$143,731

(1)	Represents the aggregate grant date fair value of 19,231 shares of common stock granted to each non-management director on January 29, 2009, which was $70,001. The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718 by multiplying the number of shares by the closing market price of our common stock on the date of grant, which was $3.64 per share.

As of December 31, 2009, each non-management director held the number of unvested shares of restricted stock set forth beside his or her name: Michael J. Durham: 4,147 ; Janet M. Clarke: 4,147; Dennis E. Clements: 4,364; Thomas C. DeLoach, Jr.: 4,147; Juanita T. James: 3,906; Vernon E. Jordan, Jr.: 4,147; Eugene S. Katz: 4,147; and Philip F. Maritz: 4,147.

As of December 31, 2009, the following non-management directors had the number of outstanding options set forth beside his or her name: Michael Durham: 10,000; Janet M. Clarke: 5,000; Vernon E. Jordan, Jr.: 5,001; and Philip F. Maritz: 18,000.

(2)	Represents the incremental cost to us for the respective use of a vehicle received by our non-management directors. We calculate incremental costs of personal use vehicles as all direct costs (excluding fuel), including without limitation, the cost of transporting the vehicle to the director, any taxes, repairs, and any maintenance and service of the vehicle. In addition, we include the difference between our cost for the vehicle and the ultimate sale price or the anticipated sale price, pro-rated for the amount of time the director had possession of the vehicle during the fiscal year, plus an estimate of lost interest income calculated as our initial cash outlay for the vehicle multiplied by our weighted average interest rate on invested cash. We do not estimate lost margin on an ultimate sale of the vehicle.

At a meeting of the Board on February 17, 2010, the Committee recommended and the Board approved, the following changes to the compensation arrangements for the non-management directors for 2010, effective as of that date: (i) the annual retainer for each non-executive director, with the exception of the chairman of the board, was increased from $31,500 to $40,000; and (ii) the chairman of the board’s annual retainer was increased from $131,500 to $150,000. In addition, the chairman of the board will be paid meeting fees for his attendance at any committee meeting of which he is not otherwise a member.

During 2009, there were seven meetings of the Board. Each current director (including all director nominees) attended at least 75% of the total meetings of the Board and committees on which he or she served, except for Mr. Jordan. In accordance with the NYSE’s rules, the non-management directors held four executive sessions during 2009. The Chairman of the board presided over such executive sessions.

We do not have a policy with regard to the attendance of the members of the Board at annual meetings. At the time of our 2009 Annual Meeting of Stockholders, the Board was composed of ten members. All of the members of the Board attended such meeting in person.

Code of Business Conduct and Ethics

In accordance with the NYSE’s rules and the rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. These documents are available on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

We will provide you with copies of the above-mentioned documents as well as our Audit Committee, Compensation Committee, Executive Committee, Governance Committee and Risk Committee charters, free of charge, if you call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097.

Board Leadership Structure

The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and senior executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President and Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances, and our Corporate Governance Guidelines provide the Board the flexibility to determine whether or not the separation or combination of the Chairman and President and Chief Executive Officer offices is in the best interests of the Company at any time.

Michael Durham has served as the Non-Executive Chairman of our Board since January 2004. Currently, we maintain separate members serving as Chairman and President and Chief Executive Officer, as the Board believes that, based on the skills and responsibilities of the various Board members, such separation enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our stockholders by the Board and (iv) our overall leadership structure. We believe this structure is appropriate because we have only recently become a publicly-traded company and compete in an industry with many external forces that may affect our viability and profitability, therefore presenting significant challenges requiring extensive oversight and management capability. Furthermore, we believe that by separating the Chairman function from that of the President and Chief Executive Officer, our President and Chief Executive Officer can properly focus on managing the business, rather than diverting his efforts to also overseeing the Board.

The Board’s Risk Oversight Role

The Board maintains oversight responsibility for management of the Company’s risks. The Board has delegated oversight responsibility for certain areas of potential risk exposure to its committees. Each committee reports to the Board at regular intervals, or more frequently, if appropriate, with respect to the risks and matters for which it maintains responsibility. The Company’s Risk Committee is responsible for further assisting the Board in fulfilling its oversight role by identifying, assessing and managing key financial, strategic and operational risks of the Company. Management annually reviews with the Risk Committee our key risks to help evaluate the Company’s risk profile and related risk management processes. In this review, management highlights for the Risk Committee our most significant risks to facilitate the Risk Committee’s evaluation of our long-term financial plans, budgets and strategic initiatives. The Risk Committee, based on such review, considers the appropriate process for managing or mitigating material risks and the appropriate allocation of resources related to such material risks. The Risk Committee reports such findings to the Board at the Board’s quarterly meetings, and the Audit Committee, as appropriate.

As a NYSE-listed company, the Audit Committee is charged with (i) discussing guidelines and policies to govern the process by which management assesses and manages exposure to risk; (ii) discussing major financial risk exposures and the steps management has taken to monitor and control such exposure; and (iii) reviewing in a general manner the processes in place to assess and manage risk. Recognizing that the Risk Committee’s role compliments the Audit Committee’s role in risk oversight, our Risk Committee charter mandates that at least one member of the Audit Committee be a member of the Risk Committee. Currently, our Risk Committee consists of two members of our Audit Committee, Messrs. Katz and DeLoach, and our Non-Executive Chairman, Mr. Durham, all of whom also meet the Audit Committee independence standards.

The Compensation Committee is primarily responsible for the design and oversight of our executive compensation policies, plans and practices. A key objective of the Compensation Committee is to oversee the implementation and development of our compensation plans to ensure such plans are consistent with the Company’s general philosophy after accounting for the Company’s key risk profiles.

At the Compensation Committee’s request, Frederic Cook worked with management in the fourth quarter of 2009 to conduct a risk assessment of all of the compensation programs of the Company, which assessment was completed in the first quarter of 2010. This assessment included an inventory of all compensation programs, including incentive compensation plans then-currently in place at the Company, a review of the design and features of the Company’s compensation programs with key members of management responsible for such programs, and an assessment of program design and features relative to compensation risk factors. The Risk Committee and the Compensation Committee reviewed the Company’s risk profile and related risk management processes and the findings of the compensation risk assessment to determine if any material risks were deemed to be likely to arise from our compensation policies and programs and to determine whether these risks are reasonably likely to have a material adverse effect on our business. The Risk Committee and Compensation Committee determined that the Company’s then-current pay plans and policies were not reasonably likely to have a material adverse effect on the Company. The Committees thereafter reported their findings to the Board.

CORPORATE OFFICERS

Listed below is information regarding the Company’s corporate officers as of March 26, 2010. Corporate officers are elected by and serve at the discretion of the Board.

Name	Age	Position
Charles R. Oglesby	63	President and Chief Executive Officer
Craig T. Monaghan	53	Senior Vice President and Chief Financial Officer
Michael Kearney	58	Senior Vice President and Chief Operating Officer
Elizabeth B. Chandler	46	Vice President, General Counsel and Secretary
Philip R. Johnson	61	Vice President of Human Resources

Set forth below is a brief description of the business experience of the Company’s corporate officers for at least the past five years.

CHARLES R. OGLESBY has served as a member of the Board since September 2006. Mr. Oglesby has served as our President and Chief Executive Officer since May 2007. From September 2006 until May 2007, Mr. Oglesby served as our Senior Vice President and Chief Operating Officer, and from August 2004 until March 2007, he served as Chief Executive Officer of our former South Region. Mr. Oglesby joined us as President and Chief Executive Officer of Asbury Automotive Arkansas in February 2002. From July 1998 to February 2000, Mr. Oglesby served as President and Chief Operating Officer of the First America Automotive Group in San Francisco.

CRAIG T. MONAGHAN has served as our Senior Vice President and Chief Financial Officer since May 2008. Prior to joining us, Mr. Monaghan served as the Chief Financial Officer at Sears Holding Corp., a national broadline retailer, between September 2006 and January 2007. From May 2000 to August 2006, he served as Executive Vice President and Chief Financial Officer of AutoNation, Inc., the nation’s largest automotive retailer.

MICHAEL S. KEARNEY has served as the Company’s Senior Vice President and Chief Operating Officer since March 2009. Prior to this election, Mr. Kearney served as the President and Chief Executive Officer of our former Eastern Region, which included Nalley Automotive Group in Georgia, Crown Automotive Company in North Carolina, South Carolina, Virginia and New Jersey, and Coggin Automotive Group and Courtesy Auto Group in Florida. Mr. Kearney joined Crown Automotive Company in 1990 as its Chief Financial Officer, and assumed the role of its President and Chief Executive Officer in September 2000. The Company acquired Crown Automotive Company in 1998.

ELIZABETH B. CHANDLER has served as our Vice President, General Counsel and Corporate Secretary since May 2009. From 2006 until May 2009, when she joined us, Ms. Chandler served as the City Attorney for Atlanta, Georgia, where she reported directly to the mayor and city council, and provided counsel on a broad range of legal and governance issues. Between 2000 and 2006, Ms. Chandler served as Assistant General Counsel, Vice President and Corporate Secretary of Mirant Corporation, a publicly-traded global energy company, where she was responsible for the compliance and ethics programs, as well as the internal decision-making and governance process. Prior to joining Mirant, Ms. Chandler was a partner with Troutman Sanders, LLP in its corporate group, where her practice included a broad range of corporate and contract matters, including project development and finance.

PHILIP R. JOHNSON has served as our Vice President of Human Resources since June 2000. Mr. Johnson has over 30 years of experience in human resources, holding top human resources positions in large national and regional retail companies. He operated his own human resources consulting practice from 1998 to 2000. From 1994 to 1998 he served as Senior Vice President of Human Resources at Entex Information Services, Inc., a national personal computer systems integrator.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of such securities with the SEC.

Based solely upon a review of the copies of the filings furnished to us or prepared by us on behalf of such Section 16(a) filers, or written representations that no Forms 5 were required, we believe that these filers complied with all Section 16(a) filing requirements during 2009.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (also referred to in this Compensation Discussion and Analysis section of the proxy statement (the “CD&A”) as the “Committee”) is charged with various duties concerning the compensation of our corporate officers, including the development of our compensation philosophy for those individuals. With respect to decisions directly impacting executive compensation, its primary responsibilities as a committee are to (i) determine and recommend to the Board the compensation package of the Chief Executive Officer (also referred to as the “CEO”), (ii) determine all aspects of compensation for our corporate officers and specifically our executive officers whose names appear in the Summary Compensation Table below, referred to in this proxy statement as our “named executive officers” or “NEOs”; (iii) establish and periodically review, with the help of our executive officers, our general compensation philosophy, (iv) oversee the development and implementation of the Company’s compensation plans to ensure that these plans are consistent with the Company’s general compensation philosophy after accounting for the Company’s key risk profiles; (v) supervise the administration of and review any material changes to the Company’s compensation and benefit plans; and (vi) prepare the Compensation Committee Report and review and discuss with management our CD&A, as required to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC. For additional information regarding the Committee’s function and composition, see “Governance of the Company—Committees of the Board—Compensation Committee” on page 16 of this proxy statement, and the charter of the Committee, which is available on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Overview

We believe that fostering an entrepreneurial spirit among our executives is essential to our success. Accordingly, we encourage our executive officers to manage our Company in a way that preserves local decision making, especially concerning those decisions that directly affect our customers, while leveraging and consolidating infrastructure activities for maximum efficiency and effectiveness.

As a result, the objectives of our executive compensation philosophy are, among other things, to: (i) support the attainment of our vision, business strategy, and operating imperatives, (ii) reinforce our business values, and (iii) align management and shareholder interests.

Compensation Philosophy

In 2007, with the help of an outside compensation consultant (discussed below), the Committee adopted a formal executive compensation philosophy. This philosophy is reviewed and revised periodically as deemed appropriate by the Committee. In 2009, the Committee revised and updated the philosophy in light of, among other things, certain changes in the Company’s management structure and further developments in corporate governance principles. Our compensation philosophy sets forth certain general guidelines for the approach the Committee uses in making decisions related to the compensation of our executive officers. The foundational principles underlying our compensation philosophy include the following:

•	emphasize a “pay-for-results” culture with clear emphasis on pay-for-performance and accountability;

•	effectively manage the cost of pay programs by providing that a substantial portion of executive pay will be in the form of variable, performance-based compensation;

•	ensure an appropriate return on our total compensation expenditures;

•	consider total compensation in light of competitive market practices, internal equity considerations, and individual-specific characteristics;

•	provide a balanced total compensation program to ensure management is not encouraged to take unnecessary and excessive risks that may harm the Company;

•	encourage equity ownership of management;

•	reinforce teamwork and internal alignment of management; and

•	consider stakeholder perceptions and good governance practices when formulating pay plans and actions.

All decisions made with respect to the 2009 compensation of the Company’s executive officers were consistent with the Company’s compensation philosophy as updated in 2009.

To further support this philosophy, our Board has adopted the equity ownership guidelines contained in our Corporate Governance Guidelines. These guidelines are discussed in more detail above under “Securities Owned By Management and Certain Beneficial Owners—Equity Ownership Guidelines” on page 7.

Additionally, in February 2010, the Board (upon the recommendation of the Committee) adopted a recoupment policy relating to the required reimbursement to the Company of certain performance-based incentive compensation in the event of a restatement of the Company’s financial results, as a result of fraud or intentional misconduct.

Compensation Consultant

In November 2006, the Committee retained Frederic Cook to assist the Committee in executing its responsibilities. This retention continued through 2009.

Frederic Cook completed several strategic compensation projects for the Committee in 2009, including:

•

a revision to the peer group used by the Committee to help it assess competitive compensation and compensation practices for the corporate officers, which peer group was initially adopted based upon recommendations by Frederic Cook in 2007;

•

the Company determined that the peer group should be revised to consist primarily of automotive retailers and companies in automotive-related industries, as the Committee determined that such a peer group would not require the Committee to engage in an annual reevaluation of the peer group and would more accurately reflect companies in the Company’s industry, with similar market capitalizations and against whom the Company would expect to compete for executive talent. As a result, based upon analyses conducted by Frederic Cook, the Committee adopted a revised peer group in July 2009 (the “Peer Group”), consisting of the following:

•

automotive retailers: Carmax Inc., Group 1 Automotive, Inc., Lithia Motors Inc., Penske Automotive Group, Inc., Sonic Automotive Inc., AutoNation, Inc., O’Reilly Automotive, Inc., The Pep Boys—Manny Moe and Jack, Advanced Auto Parts Inc. and AutoZone, Inc.;

•

other related industries (companies that are of similar size to the Company based on factors such as revenue, EBITDA, market capitalization and/or operating income): American Axle and Manufacturing Holdings, Inc., Arvinmeritor, Inc., Genuine Parts Company, Tractor Supply Company and Rush Enterprises, Inc.;

•	the development of the revised and updated compensation philosophy, described above.

Frederic Cook also provided the Committee with a competitive analysis of total executive compensation (including for our named executive officers) using publicly available information from the Peer Group, as well as from confidential compensation surveys of executive compensation. These analyses generally included:

•	an evaluation of our annual and long-term incentive plans, including the levels and mix of pay and types of awards under our various pay plans; and

•	an analysis of overall competitive compensation, which includes Peer Group base salaries, bonus opportunities and the value of long-term compensation elements.

Aside from its work for the Committee, Frederic Cook does not provide any services to, or receive any compensation from, the Company.

Elements of Compensation

The various elements of compensation paid by the Company are intended to create a balance of long-term and short-term incentives. The role that each element of compensation plays in our overall compensation philosophy is highlighted below:

Pay Component	Purpose
Base Salary

•   To provide base pay related to the individual’s level of responsibility, talent, and experience;

•   To provide financial predictability;

•   To provide a salary that is market competitive; and

•   To promote retention of executives.

Short-Term Incentives

•   To optimize annual operating results;

•   To align management with shareholders;

•   To provide, along with base salary, market competitive cash compensation when our targeted performance objectives are met;

•   To pay incremental incentive when results exceed target; and

•   To encourage internal alignment and teamwork.

Long-Term Incentives (also referred to as “Equity-Based Compensation”)

•   To balance the short-term orientation of other compensation elements;

•   To focus executives on the achievement of long-term results;

•   To support the growth and profitability of each revenue source;

•   To allow key executives to accumulate retirement assets; and

•   To retain key management talent.

Other Benefits

•   To be competitive in the markets where we compete for executive talent;

•   To avoid materially different approaches to benefits among executive and non-executive employees;

•   To be cost effective through shared expense with executives; and

•   To provide perquisites where they are job-related and market-driven within the realm of good corporate governance.

The competitive analysis of executive compensation described above is one factor considered by the Committee in designing our compensation plans within the constructs of the overall compensation philosophy.

The Committee also considers a number of other factors, in its discretion, when making compensation decisions and reviewing and approving executive officer compensation, including, but not limited to (i) individual performance of the executive, (ii) tenure and importance to the Company of the executive, (iii) the Company’s financial condition; and (iv)internal equity considerations. The Committee does not believe it is appropriate to set a pre-established target for total compensation or for each element of compensation. Given the use of performance-based equity plans and bonus plans as components of compensation, the Committee expects that when our performance exceeds targeted performance levels, total compensation for our executive officers may be above competitive median levels.

Review of 2009 Compensation

With respect to compensation paid to our executive officers in 2009, each such officer received compensation consisting of the following four elements: (i) base salary; (ii) a short-term (annual) incentive in the form of a cash bonus opportunity; (iii) a long-term incentive in the form of an equity grant under the Company’s 2002 Equity Incentive Plan, which is referred to in this CD&A as our long-term equity incentive plan; and (iv) other benefits.

In 2009, base salary, annual cash bonus and equity grant decisions for the executive officers were generally made during the first quarter of 2009, with Mr. Oglesby’s equity compensation being so established at a Committee meeting and being recommended to the Board for approval. The Committee evaluated the Peer Group, general survey data provided by Frederic Cook, and certain other factors described above, when approving each negotiated component of each of Ms. Chandler’s and Mr. Kearney’s compensation.

Base Salaries

Increases in base salary for executive officers (other than for the CEO), if any, are recommended to the Committee by the CEO on an annual basis. In setting base salary, the Committee takes into account the executive’s experience, skills, level in the organization and scope of responsibilities, as well as our financial health.

Messrs. Oglesby, Monaghan and Johnson did not receive merit salary increases in 2009. In addition, due to the challenging general economic conditions and the hardships being experienced throughout the automotive retailing industry, effective as of February 9, 2009, Messrs. Oglesby, Monaghan and Johnson voluntarily agreed to reduce their then-current base salaries by 10% for the duration of 2009. The Committee elected to restore the salaries to their full 2009 level effective as of November 1, 2009.

The base salaries for the named executive officers as of December 31, 2009, were as follows:

Name	Title	Base Salary(3)
Charles R. Oglesby	President & CEO	$833,755
Craig T. Monaghan	SVP & CFO	$607,772
Michael S. Kearney(1)	SVP & COO	$600,000
Philip R. Johnson	VP, Human Resources	$355,719
Elizabeth B. Chandler(2)	VP, General Counsel & Secretary	$330,000

(1)	Mr. Kearney was appointed SVP & COO on March 12, 2009.

(2)	Ms. Chandler joined the Company effective May 13, 2009.

(3)	Due to the voluntary reduction in pay taken by Messrs. Oglesby, Monaghan and Johnson described above, and the fact that Mr. Kearney and Ms. Chandler assumed their positions during the course of 2009, the base salaries do not equal the base salaries set forth in the Summary Compensation Table for each named executive officer. The salaries for Messrs. Oglesby, Monaghan and Johnson reflect a nominal increase over their 2008 salaries as a result of adjustments to account for an increase in the cost of benefits contributions for employees who worked at our previous corporate headquarters or who were hired as corporate office employees prior to January 1, 2009.

Annual Cash Bonus Plan

In order to motivate management toward the achievement of certain pre-established corporate goals, and to be competitive in the industry, the Company believes that a significant portion of each executive’s total compensation should be performance-based. The Company also believes that management is motivated by the opportunity to earn incremental cash compensation and that such additional compensation properly fosters effective management, innovative thinking, and the implementation of cost saving measures by our executive officers, which may enable us to further enhance the value of the Company.

For 2009, our annual cash bonus plan was based entirely on a matrix of pre-established earnings per share (“EPS”) goals related to different levels of United States Annual Automotive Sales (“USAAS”) as reported by Motor Intelligence. For purposes of determining EPS under the annual cash bonus plan, the Company determined that it would be appropriate to adjust EPS as disclosed in the Company’s public sales and earnings disclosures for the impact of any certain extraordinary items (such as impairment charges or gains or losses on the sale of any assets) that may impact EPS as reported but that the Company did not believe would be properly allocable for the purposes of the bonus plan.

Due to the challenging economic conditions the Company experienced in 2008, and the uncertain retail environment for 2009, management recommended to the Committee that a bonus program which set bonus opportunities at various EPS levels based on USAAS would provide the best measure of our performance and would provide management incentive to maximize EPS. By establishing a matrix, the Company was able to establish different performance expectations dependent upon USAAS, which was highly uncertain and is substantially beyond the control of management. The Company believed that by setting higher EPS expectations at higher levels of USAAS, management would properly be required to perform at higher levels in the event of corresponding industry sales increases.

Below is the matrix of bonus targets established for 2009.

USAAS (in millions)	EPS Performance Goals ($ per share)
	Threshold	Target	Maximum
8.5 or less	$ 0.05	$ 0.15	$ 0.25
9.5	$ 0.15	$ 0.25	$ 0.35
10.5	$ 0.28	$ 0.35	$ 0.42
11.5	$ 0.44	$ 0.55	$ 0.66
12.5	$ 0.64	$ 0.80	$ 0.96
13.5 or more	$ 0.92	$ 1.15	$ 1.38

For each level of USAAS, three EPS performance goals were established: (i) a “threshold” level; (ii) a “target” level; and (iii) a “maximum” bonus level. Under the terms of the annual cash bonus plan, if EPS did not meet the established “threshold” at the actual USAAS, no payouts would be made under the plan. Similarly, if EPS exceeded the established “maximum” at the actual USAAS, payout under the plan would be limited as if performance had equaled the maximum performance goal.

If actual USAAS was between two stated levels, or the achievement of a performance goal based on actual USAAS was between threshold and target levels, or target and maximum levels, participants would be entitled to a ratable portion of any payment due based upon linear interpolation.

In determining what it considered an appropriate “target” performance goal at the various levels of USAAS, the Committee consulted with management and evaluated various internally-prepared budgets and estimates. After evaluation and consultation with Frederic Cook and others, the Committee approved the threshold and maximum performance targets at 80% and 120% of target, respectively, except that, at certain lower USAAS values, such percentages would have resulted in performance goals that did not provide sufficient flexibility for management, and additional discretion was considered appropriate.

There were no minimum or guaranteed payments in our annual cash bonus plan in 2009, and the Committee retained discretion to modify any payout that may have otherwise been required to be made under the annual cash bonus plan.

For 2009, actual USAAS as reported by Motor Intelligence was 10.4 million. Based on this level of USAAS, bonus targets were calculated by interpolation as follows: threshold: $.27 EPS; target: $.34 EPS; and maximum: $.41 EPS.

As described below, the applicable bonus opportunity established for each named executive officer varies depending on the executive’s position in the organization and the executive’s responsibility for functions that directly contribute to the Company’s profitability.

In addition to the target bonus opportunities described above, threshold and maximum levels were set at one-half of target and two-times target percentages, respectively, with linear interpolation used to determine payouts between any two opportunities.

On May 4, 2007, when Mr. Oglesby was promoted to President and CEO, the Committee set his target annual bonus opportunity at 100% of his base salary, pursuant to the terms of his employment agreement.

In connection with his initial employment, the Committee established the target annual bonus opportunity for Mr. Monaghan at 70% of his base salary.

In connection with Mr. Kearney’s promotion to Chief Operating Officer in 2009, the Committee established the target annual bonus opportunity for him at 60% of his base salary.

The Committee has established the target annual bonus opportunity for each of Mr. Johnson and Ms. Chandler at 40% of their respective base salaries.

The Company believes that the target bonus opportunity was appropriate for each of the named executive officers in light of their respective positions, skills, and experience, as well as the degree of responsibility assumed by Company executives for aspects of the organization that impact our financial performance.

After accounting for certain adjustments as provided for under the annual cash bonus plan, the Company achieved EPS of $.67 per share in 2009. As a result, EPS was in excess of the maximum performance goal, and the bonus deemed earned was at the maximum level. Notwithstanding this, however, and pursuant to the continued discretion afforded the Committee under the annual cash bonus plan, and after reviewing various factors including, but not limited to, continued uncertain general economic conditions and continued uncertainty in the automotive retail industry, the Committee and management agreed that the actual cash payout to our named executive officers, other officers and senior level bonus plan participants would be reduced by 25%, resulting in a payout of 150% of target, rather than 200% of target.

The various bonus opportunities, and actual dollar amounts paid, pursuant to the 2009 annual cash bonus plan are detailed in the table below.

Name	Threshold Opportunity(1,2)	Target Opportunity(1)	Maximum Opportunity(1,3)	Actual Bonus $
Charles R. Oglesby	50%	100%	200%	$1,250,633
Craig T. Monaghan	35%	70%	140%	$638,161
Michael Kearney	30%	60%	120%	$540,000
Philip R. Johnson	20%	40%	80%	$213,431
Elizabeth B. Chandler	20%	40%	80%	$132,000

(1)	Represents the bonus opportunity as a percent of base salary.

(2)	The bonus payment for threshold performance in 2009 was set at one-half of the target payout percentage.

(3)	The bonus payout for maximum performance in 2009 was set at two times the target percentage.

Taking into consideration the decision to reduce the cash payout under the annual cash bonus plan, the Committee determined that it was appropriate to issue restricted share grants to the executives, with the exception of Mr. Oglesby who received a restricted share unit grant, whose cash bonuses were reduced under the plan. These grants of restricted shares and restricted share units vest ratably over a three-year period.

Equity-Based Compensation

Annual equity grants to our executive officers are approved and granted at the first regularly scheduled quarterly Committee meeting (or Board meeting, in the case of grants to Mr. Oglesby) of the fiscal year, which date is generally set at the second or third regularly scheduled quarterly Board meeting of the prior year. For 2009, the Committee did not use a specific formula for allocating equity-based compensation as a part of total compensation. Instead, each individual’s position and responsibility were evaluated, and the Committee determined the appropriate level of long-term compensation for the fiscal year. The Committee considered certain factors in such determinations for long-term compensation, including, but not limited to, (i) Peer Group compensation pay practices and norms, (ii) general industry pay levels as gathered from publicly-available sources, (iii) historical individual performance of the executive, (iv) tenure and importance to the Company of the executive, and (v) internal equity considerations.

Furthermore, in granting equity-based awards in 2009, the Committee recognized the fact that previously awarded equity incentives with performance-based vesting considerations were not vesting, partially due to factors outside of the control of management. As a result, the Committee determined that such existing equity awards were not serving as reasonable or appropriate motivational tools. Therefore, to more directly tie compensation to increases in stockholder value and to further align the interests of our executives with our stockholders, the Committee decided that 2009 awards under the long-term equity incentive plan should consist primarily of stock options. These awards of stock options have an exercise price based on the closing price of the Company’s common stock on the grant date, vest ratably over a three-year period and have a ten-year term.

In addition to his annual equity award, the Committee also recommended and the Board approved a restricted stock grant of 72,000 shares, which vest ratably over three years from the date of grant, to Mr. Oglesby, due to certain limitations on the number of stock options that could be made annually to any one executive officer under our long-term equity incentive plan. Because the number of stock options the Committee determined to award to Mr. Oglesby exceeded that number, the Committee determined it was appropriate to provide this restricted stock grant of approximately equivalent value in lieu thereof. The Committee also awarded to Mr. Kearney a special stock option grant of 50,000 shares in April 2009 in connection with his promotion to Chief Operating Officer. Upon joining the Company in May 2009, Ms. Chandler was awarded 75,000 stock options. Ms. Chandler was also awarded 10,000 shares of restricted stock to encourage share ownership and to help Ms. Chandler meet our equity holding guidelines for executives. These shares of restricted stock awarded to Ms. Chandler vest on the third anniversary of the grant date.

With respect to dividends on grants of restricted shares made by the Committee in 2009, any such dividends will be paid out to executives when these restricted shares vest if and when dividends were declared by the Board during the time in which the executive held such shares. Due to the challenging retail environment and the resulting decline in our profitability, in October 2008, our Board elected to suspend our dividend program.

Other Benefits

In 2009, our executive officers were eligible to participate in the Company’s employee benefit plans generally available to all of our employees in the corporate office. Furthermore, each named executive officer received an auto allowance.

The benefits offered to our executive officers include medical, dental, life and disability insurance, as well as participation in our 401(k) plan. The participation of our executive officers in each of these plans is considered appropriate by the Company as such benefits are traditionally offered under the same terms and at the same cost as to other employees who are employed in our corporate office. In January 2009, in light of the then-current economic environment and the continued significant impact on the automotive retailing industry, we determined it was appropriate to suspend the Company-match component of our 401(k) plan for certain “highly paid” executives. We do not provide a defined benefit or a supplemental retirement plan for our executive officers or other employees, and our Wealth Accumulation Plan, which is a deferred compensation plan offered to certain tax-qualified employees, did not, in 2009, include a Company-funded match, or require any other cash contribution by the Company.

In the automotive retailing industry, senior executives are typically provided with the use of one or more demonstrator automobiles from a company’s inventory of new vehicles in order to, among other things, show support for the Company’s offered brands. Executives are entitled to use these vehicles for business and personal travel. To provide a similar benefit, we provide certain of our executive officers, including our named executive officers who are then employed by us, with a cash car allowance. We have historically provided this allowance due to the fact that our owned dealership locations were not in close geographic proximity to our corporate headquarters. We continue to believe that the provision of a car allowance is appropriate and serves substantially similar purposes. Mr. Oglesby receives a car allowance of $2,000 per month pursuant to the terms of his employment agreement, and our other officers at the vice president level and above receive a car allowance of $800 per month. In addition to the monthly car allowance, Mr. Kearney is also entitled to the use of one demonstrator automobile as a result of his required significant automobile travel and consistent with the value of certain benefits provided to him during certain prior employment.

In connection with the relocation of our corporate headquarters to Duluth, Georgia, and, because we requested that certain employees relocate on our behalf, we determined that it was appropriate to minimize their respective out of pocket expenses incurred in connection therewith. As a result, we provided certain relocation benefits for those employees, including Messrs. Monaghan, Kearney and Johnson. Consistent therewith, we also determined that it was appropriate to provide related tax gross-up payments to all of our employees that relocated, including Messrs. Monaghan, Kearney and Johnson, for the tax obligations on their respective relocation benefits.

These additional benefits provided to Messrs. Monaghan, Kearney and Johnson are detailed in the footnotes to the “Summary Compensation Table” of this proxy statement.

Employment, Severance and Change in Control Agreements

General Provisions of Employment and Severance Agreements

Each of our named executive officers has either an employment agreement or a severance agreement. These agreements provide for certain benefits in the event of involuntary termination without cause and, in some cases, additional benefits in the event of a change in control (when in connection with the occurrence of certain other events). In addition, each executive has agreed to certain confidentiality, non-compete, and non-solicitation provisions contained in his or her agreement.

The Company believes that these agreements serve as appropriate retention tools for these executives by providing security in the event of an unplanned termination of employment, with the exception of a termination for cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of these agreements are important to retain these key people whose continued employment might be at risk in certain changes of control, although such transactions may otherwise be in the best interests of our stockholders. As a corporate policy, the Company believes that it may be difficult to attract and retain talented executives with provisions in our severance arrangements that deny severance benefits in the event of a termination for performance-related issues.

The severance arrangement for each named executive officer is summarized in the “Potential Payments Upon Termination” section of this proxy statement.

Employment Agreement with Charles Oglesby

Mr. Oglesby’s employment agreement with the Company dated as of May 4, 2007, and subsequently amended on May 7, 2008 and March 31, 2009, had a three-year term and was set to expire on May 4, 2010 (the “Prior Agreement”). As such, the Company entered into an amended and restated agreement with Mr. Oglesby as of March 22, 2010 (the “Amended Oglesby Agreement”). The Amended Oglesby Agreement expires on May 4, 2012. Consistent with the terms of the Prior Agreement, the Amended Oglesby Agreement will automatically renew for one-year terms on May 4, 2012 and on each anniversary thereafter, unless either party provides appropriate notice of non-renewal. Pursuant to the terms of the Amended Oglesby Agreement, Mr. Oglesby’s base salary is $875,443, effective as of March 1, 2010, his car allowance was reduced from $2,000 to $1,000, and he receives the use of a demonstrator vehicle.

Also consistent with the terms of the Prior Agreement, the Amended Oglesby Agreement provides that in the event of Mr. Oglesby’s eligible retirement on or after May 4, 2012, or termination by the Company for any reason other than death, disability or cause, or by Mr. Oglesby for good reason prior to a change of control, he will be entitled to receive the following severance or retirement pay from the Company: (i) continuation of his base salary for 12 months at twice the rate then in effect, (ii) an amount equal to 200% of his base salary, payable over the 12-month period following the first anniversary of such termination, and (iii) an amount equal to a prorated portion of his base salary, payable over the 12-month period following such termination (or, in the case of his retirement, over the 24-month period following such termination); but in no event may the aggregate amount of such payments exceed two and one-half times the sum of his base salary and target bonus then in effect. Mr. Oglesby will also receive the continuation of his benefits for up to two years (or, in the case of retirement, up to three years) following such termination. In the event such a termination by the Company occurs within two years following a change of control, the Company will provide the foregoing payments and benefits, except that the payments described in clauses (i) through (iii) will be paid in a lump sum.

Furthermore, the Amended Oglesby Agreement reiterates the terms of the Prior Agreement to provide that upon the termination of employment by the Company for any reason other than death, disability or cause, or by Mr. Oglesby for good reason, (i) all of his deferred compensation, and all of his unvested stock options and shares of restricted stock awarded on or before May 4, 2007, will automatically vest in full and (ii) any performance shares granted on or before May 4, 2007 will be treated in the same manner as if Mr. Oglesby’s employment were terminated by the Company (other than for cause) upon a change in control and will automatically vest in full. In the event of a change of control of the Company, all of Mr. Oglesby’s equity and deferred compensation will automatically vest in full, and Mr. Oglesby will have two years after such event to exercise options, subject to earlier expiration upon the maximum term of such stock options.

The Amended Oglesby Agreement provides that in the event Mr. Oglesby retires on or after May 4, 2010, but prior to May 4, 2012, (i) all of Mr. Oglesby’s unvested stock options granted prior to January 1, 2010, and any deferred compensation awarded, will automatically vest in full (and such options will remain exercisable for two years following such termination date), and (ii) any performance shares granted prior to January 1, 2010 will be treated in the same manner as if Mr. Oglesby’s employment was terminated by the Company (other than for cause) upon a change in control and will automatically vest in full. In the event of Mr. Oglesby’s eligible retirement on or after May 4, 2012, he will be entitled to the accelerated vesting provided in clauses (i) and (ii) immediately above, and any outstanding shares of restricted stock granted prior to January 1, 2010 and Mr. Oglesby’s grant of 36,000 restricted stock units (issued to him on February 17, 2010 in connection with the reduction in this 2009 annual cash bonus award) will automatically vest in full. With the exception of the award of 36,000 restricted stock units granted to Mr. Oglesby on February 17, 2010, the Amended Oglesby Agreement does not provide for the acceleration of any equity awards granted to him on or after January 1, 2010.

Section 162(m)

Section 162(m) generally imposes a $1,000,000 per taxable year ceiling on tax-deductible remuneration paid (not including amounts deferred) to the CEO and any one of the other three most highly compensated executive officers of a publicly held corporation (with the exception of the CFO), unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). While we intend to maximize the tax-efficiency of our compensation programs generally, we retain flexibility in the manner in which we award compensation to act in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible by reason of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Members of the Compensation Committee

Janet M. Clarke (Chair)

Dennis E. Clements

Juanita T. James

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, Ms. Clarke (Chair), Mr. Clements and Ms. James, none of whom is an officer or employee of the Company, were members of the Compensation Committee of our Board. None of the Compensation Committee members serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

EXECUTIVE COMPENSATION

The following table shows compensation for fiscal years 2007, 2008 and 2009 for the CEO, the CFO and our three other most highly compensated executive officers of the Company who were employed by the Company at the end of 2009 (collectively, the “named executive officers”). For a more detailed discussion about the compensation arrangements for these executive officers, see “Compensation Discussion and Analysis.”

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary (1)		Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)		All Other Compensation		Total
Charles R. Oglesby	2009	$779,668		$654,480	$633,500	$1,250,633		$62,650	(5)	$3,380,931
President and Chief Executive Officer	2008	$825,000		$1,422,000	$0	$0		$237,310	(6)	$2,484,310
	2007	$781,731		$1,383,400	$0	$651,750		$153,911	(7)	$2,970,792

Craig T. Monaghan	2009	$568,345		$0	$629,750	$638,161		$16,854	(8)	$1,853,110
Senior Vice President and Chief Financial Officer	2008	$380,769	(9)	$840,000	$0	$0		$94,923	(10)	$1,315,692

Michael Kearney	2009	$600,000		$0	$532,000	$540,000		$71,562	(11)	$1,743,562
Senior Vice President and Chief Operating Officer	2008	$375,000		$276,200	$0	$317,550	(12)	$21,453	(13)	$990,203
	2007	$322,917		$539,600	$0	$746,578	(12)	$11,407	(14)	$1,620,502

Philip R. Johnson	2009	$332,643		$0	$135,750	$213,431		$116,958	(15)	$798,782
Vice President, Human Resources	2008	$350,000		$138,100	$0	$0		$17,575	(16)	$505,675
	2007	$345,385		$269,800	$0	$110,600		$14,100	(17)	$739,885

Elizabeth B. Chandler	2009	$209,423	(18)	$83,300	$412,500	$132,000		$5,910	(19)	$843,133
Vice President, General Counsel and Corporate Secretary

(1)	Base salary is the guaranteed element of a named executive officer’s total compensation. Individuals whose job responsibilities have a greater potential to affect company performance have a smaller proportion of their total compensation tied to salary and a greater proportion tied to the incentive- based annual cash bonus.

(2)	The figures in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of performance shares and shares of restricted stock for the fiscal years ended December 31, 2009, 2008 and 2007 granted under our 2002 Equity Incentive Plan, as described in the “Compensation Discussion and Analysis—Equity-Based Compensation” and in footnote 2 of the “Grants of Plan-Based Awards Table” below. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 23 of the Consolidated Financial Statements in our 2009 Annual Report on Form 10-K, filed with the SEC on March 1, 2010, which is incorporated into this proxy statement by reference.

The maximum possible value of performance awards (based on the assumption that the highest level of performance is achieved) granted to each of our named executive officers in 2008 is set forth beside his or her name: Mr. Oglesby: $1,244,250; Mr. Monaghan: $588,000; Mr. Kearney: $241,675; Mr. Johnson: $120,838. Fiscal years 2008, 2009 and 2010 compose the performance period for the 2008 performance awards. Any payout under these awards will be made in the first quarter of 2011.

The maximum possible value of performance awards (based on the assumption that the highest level of performance is achieved) granted to each of our named executive officers in 2007 is set forth beside his or her name: Mr. Oglesby: $1,456,920; Mr. Kearney: $971,280; and Mr. Johnson: $485,640. Based on the Company’s performance results for the performance period for the 2007 performance awards, there was no payout of these awards.

(3)	The figures in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a more detailed discussion of the assumptions used to determine the valuation of the option awards set forth in this column, please see the discussion of such valuation in Note 23 of the Consolidated Financial Statements in our 2009 Annual Report on Form 10-K, filed with the SEC on March 1, 2010, which is incorporated into this proxy statement by reference.

(4)

The figures in this column represent the amount payable under the annual cash bonus plan. Awards under the plan were based on (i) our performance as measured by net income before taxes in fiscal year 2007; (ii) our performance as measured by net operating income from continuing operations in fiscal year 2008; and (iii) our performance as measured by earnings per share at different levels of United States Annual Automobile Sales in fiscal year 2009. The figures in this column for 2007, 2008 and

2009 represent the entire cash bonus paid to the named executive officers for those fiscal years. There were no cash bonuses paid out under the annual cash bonus plan for fiscal year 2008. For a more detailed discussion of the annual cash bonus plan, please see the section of this proxy statement entitled, “Compensation Discussion and Analysis—Annual Cash Bonus Plan.”

(5)	Represents (i) $27,600 of accrued dividends on performance shares that were issued in 2006 and vested in 2009, (ii) a reimbursement for legal fees in the amount of $6,359 incurred in the negotiation of Mr. Oglesby’s employment agreement, (iii) a tax gross-up of income of $4,691 related to the reimbursement for the legal fees described in (ii) above, and (iv) an automobile allowance of $24,000.

(6)	Represents (i) a reimbursement for legal fees in the amount of $6,886 incurred in the negotiation of Mr. Oglesby’s employment agreement, (ii) a tax gross-up of income of $5,079 related to the reimbursement for the legal fees described in (i) above, (iii) dividends amounting to $44,250 on unvested shares of restricted stock, (iv) a company 401(k) plan match of $4,600, (v) an automobile allowance of $24,000, (vi) $110,650 paid for the use of an apartment leased by us, (vii) housing and living expenses, including a gym membership, of $7,162, (viii) commuting expenses of $22,255, and (iv) $12,428 for shipping goods from New York to his home in Duluth, Georgia.

(7)	Represents (i) a reimbursement for legal fees in the amount of $21,625 incurred in the negotiation of Mr. Oglesby’s employment agreement, (ii) a tax gross-up of income of $15,951 related to the reimbursement for the legal fees described in (i) above, (iii) dividends amounting to $13,000 on unvested shares of restricted stock, (iv) a company 401(k) plan match of $4,500, (v) an automobile allowance of $23,888, (vi) $45,639 paid for the use of an apartment leased by us, (vii) housing and living expenses, including a gym membership, of $4,401, and (viii) commuting expenses of $24,907.

(8)	Represents (i) $4,175 for storage of household goods in connection with his relocation to Duluth, Georgia (ii) a tax gross-up of income of $3,079 related to the storage of household goods, and (iii) an automobile allowance of $9,600.

(9)	Represents base salary compensation for Mr. Monaghan from his start date of May 12, 2008 to December 31, 2008.

(10)	Represents (i) $12,118 costs associated with relocation to Duluth, Georgia, (ii) $29,489 for costs for meals and commuting to our corporate office in New York from his homes in Florida and Delaware, (iii) $6,014 for storage of household goods, (iv) a tax gross-up of income of $34,275 related to the relocation, (v) dividends amounting to $6,750 on unvested shares of restricted stock, and (vi) an automobile allowance of $6,277.

(11)	Represents (i) a relocation cash allowance of $30,000, (ii) a tax gross-up of income of $18,441 related to the relocation, (iii) $13,800 in accrued dividends on performance shares that were issued in 2006 and vested in 2009, (vi) an automobile allowance of $7,200 and (vii) the imputed income associated with the use of a demonstrator vehicle valued at $2,121.

(12)	Mr. Kearney’s cash bonus for fiscal years 2007 and 2008 represents incentive payments earned in connection with his then responsibilities as Chief Executive Officer of the former Eastern Region. At that time, his incentive payments were based solely on the achievement of net income before taxes for his regional responsibilities. With his promotion to Senior Vice President and Chief Operating Officer in March 2009, his bonus was based upon the achievement of the same financial goals as the other named executive officers, as discussed in the “Compensation Discussion and Analysis—Annual Cash Bonus Plan” section of this proxy statement, beginning on page 26.

(13)	Represents (i) a company 401(k) plan match of $4,600, (ii) the imputed income associated with the use of two demonstrator vehicle valued at $10,103, and (iii) dividends amounting to $6,750.

(14)	Represents (i) a company 401(k) plan match of $4,500, and (ii) the imputed income associated with the use of two demonstrator vehicle valued at $6,907.

(15)	Represents (i) costs associated with relocation to Duluth, Georgia of $33,532, (ii) a relocation cash allowance of $30,000, (iii) a tax gross-up of income of $40,376 related to the relocation, (iv) $3,450 accrued dividends on performance shares that were issued in 2006 and vested in 2009, and (v) an automobile allowance of $9,600.

(16)	Represents (i) a company 401(k) plan match of $4,600, (ii) dividends amount to $3,375, and (iii) an automobile allowance of $9,600.

(17)	Represents (i) a company 401(k) plan match of $4,500, and (ii) an automobile allowance of $9,600.

(18)	Represents base salary compensation for Ms. Chandler from her start date on May 13, 2009 to December 31, 2009.

(19)	Represents an automobile allowance of $5,910.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Charles R. Oglesby	3/25/2009	$416,878	$833,755	$1,667,510
	4/29/2009				72,000			$654,480
	1/29/2009					350,000	$3.64	$633,500

Craig T. Monaghan	3/25/2009	$212,720	$425,440	$850,880
	1/29/2009					275,000	$3.64	$629,750
	3/25/2009	$180,000	$360,000	$720,000

Michael S. Kearney	1/29/2009					100,000	$3.64	$229,000
	4/29/2009					50,000	$9.09	$303,000

Philip R. Johnson	3/25/2009	$71,144	$142,288	$284,576
	1/29/2009					75,000	$3.64	$135,750
	3/25/2009	$44,000	$88,000	$176,000

Elizabeth B. Chandler	5/13/2009				10,000			$83,300
	5/13/2009					75,000	$8.33	$412,500

(1)	Represents potential payouts under our annual cash bonus plan for each named executive officer. For 2009, any cash bonus that would have been received would have been based on earnings per share from continuing operations (as defined for purposes of our 2009 annual cash bonus plan). While the Compensation Committee establishes both threshold and target bonus levels, the maximum payout is 200%. Because Ms. Chandler commenced employment with us on May 13, 2009, her potential payout for 2009 was prorated to reflect the number of months worked in fiscal year 2009. For a more detailed discussion of the annual cash bonus plan and the actual awards paid under this plan, see the section of the proxy statement entitled, “Compensation Discussion and Analysis—Annual Cash Bonus Plan” and the “Summary Compensation Table” above.

(2)	Mr. Oglesby and Ms. Chandler received grants of restricted stock as part of their respective compensation for the fiscal year ended December 31, 2009. These awards were granted pursuant to our 2002 Equity Incentive Plan. The grant to Mr. Oglesby contains three-year proportionate vesting beginning on the first anniversary of the date of the grant. The grant to Ms. Chandler vests on the third anniversary of the date of the grant. These grants include the right to receive any dividend payments prior to vesting of the underlying shares. For a more detailed discussion of the awards see the section of the proxy statement entitled, “Compensation Discussion and Analysis—Equity-Based Compensation” and the “Summary Compensation Table” above.

(3)	Stock options were granted pursuant to our 2002 Equity Incentive Plan. These stock option awards generally vest ratably over three years beginning on the first anniversary of the date of the grant. Upon joining the Company on May 13, 2009, Ms. Chandler received an option grant, which option grant vests in three equal installments beginning on the first anniversary of such grant date. For a more detailed discussion of the stock option awards to the named executive officers in 2009, see the section of the proxy statement entitled, “Compensation Discussion and Analysis—Equity-Based Compensation” and the “Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested(4)
Charles R. Oglesby	0	350,000	$3.64	1/29/2019	128,667	$1,483,531	80,000	$922,400
	50,000	0	$13.79	11/8/2014
	50,000	0	$14.33	6/7/2014
	50,000	0	$10.40	5/12/2013
	60,606	0	$16.50	3/13/2012

Craig T. Monaghan	0	275,000	$3.64	1/29/2019	30,000	$345,900	20,000	$230,600

Michael S. Kearney	0	50,000	$9.09	4/29/2019	10,000	$115,300	30,000	$345,900
	0	100,000	$3.64	1/29/2019
	50,000	0	$14.33	6/7/2014
	60,606	0	$16.50	3/13/2012

Philip R. Johnson	0	75,000	$3.64	1/29/2019	5,000	$57,650	15,000	$172,950
	15,000	0	$14.33	6/7/2014
	7,500	0	$10.40	5/12/2013
	12,121	0	$16.50	3/13/2012
	15,517	0	$12.89	6/5/2010

Elizabeth B. Chandler	0	75,000	$8.33	5/13/2019	10,000	$115,300

(1)	All information in the “Option Awards” portion of the table relates to awards of nonqualified stock options. Options vest in three equal installments beginning on the first anniversary of the grant date.

(2)	All information in the “Stock Awards” portion of the table relates to awards of performance shares assuming a payout at the target level of performance, and awards of shares of restricted stock.

(3)	Assumes a stock price of $11.53, the closing price of our common stock on December 31, 2009.

(4)	Represents the aggregate payout value of performance shares underlying each award of performance shares that have not yet vested, calculated by multiplying (x) the target number of performance shares by (y) $11.53, the closing price of our common stock on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Charles R. Oglesby	—	—	6,667	(1)	$67,670	(1)
Craig T. Monaghan	—	—	—		—
Michael S. Kearney	—	—	—		—
Philip R. Johnson	—	—	—		—
Elizabeth B. Chandler	—	—	—		—

(1)	Represents one-third of a grant of 20,000 shares of restricted stock issued to Mr. Oglesby on May 4, 2007, and the dollar value realized upon the vesting of such shares. We withheld 2,164 shares of common stock issuable to Mr. Oglesby to satisfy tax obligations for the issuance of these shares of restricted stock. As a result, on May 4, 2009, Mr. Oglesby received a total of 4,503 shares of our common stock.

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions		Aggregate Balance at Last FYE
Charles R. Oglesby	—	—	$5,362	—		$185,064
Craig T. Monaghan	—	—	—	—		—
Michael S. Kearney	—	—	$15,209	—		$93,976
Philip R. Johnson	—	—	$21,389	$309,664	(3)	$—
Elizabeth B. Chandler	—	—	—	—		—

(1)	Our Wealth Accumulation Plan allows qualifying individuals to defer base salary and bonus payments to either in-service or retirement distributions. Our named executive officers may defer up to 100% of their base salary and/or bonus payments under this Plan. The deferred assets are held in a rabbi trust and are invested on behalf of the Company’s participants in market investments managed by The Newport Group. In the event of termination of employment, all balances are paid out according to the terms of the Plan. We do not match deferrals by the named executive officers and we do not guarantee a minimum return. All gains and losses shown in the table above resulted from the investments selected by each participant. This Plan complies with regulation 409(a) of the Internal Revenue Code.

(2)	The amounts in this column were not reported as compensation to the respective named executive officer in the Summary Compensation Table.

(3)	Represents an in-service withdrawal that was paid out according to the provisions of the Wealth Accumulation Plan.

POTENTIAL PAYMENTS UPON TERMINATION

As disclosed above, Mr. Oglesby’s employment agreement with the Company, originally dated May 4, 2007 (the “Prior Agreement”), was subsequently amended and restated as of March 22, 2010 (the “Amended Oglesby Agreement”). Under the terms of both the Prior Agreement and the Amended Oglesby Agreement, in the event of Mr. Oglesby’s eligible retirement, or termination by the Company for any reason other than death, disability or cause, or by Mr. Oglesby for good reason prior to a change of control, he will be entitled to receive the following severance or retirement pay from the Company: (i) continuation of his base salary for 12 months at twice the rate then in effect, (ii) an amount equal to 200% of his base salary, payable over the 12-month period following the first anniversary of such termination, and (iii) an amount equal to a prorated portion of his base salary, payable over the 12-month period following such termination (or, in the case of his retirement, over the 24-month period following such termination); provided that the aggregate amount of such payments may not exceed two and one-half times the sum of his base salary and target bonus then in effect. Mr. Oglesby will also receive the continuation of his benefits for up to two years (or, in the case of retirement, up to three years) following such termination. In the event such a termination by the Company occurs within two years following a change of control, the Company will provide the foregoing payments and benefits, except that the payments described in clauses (i) through (iii) will be paid in a lump sum.

The Amended Oglesby Agreement reiterates the terms of the Prior Agreement to provide that upon the termination of employment by the Company for any reason other than death, disability or cause, or by Mr. Oglesby for good reason, (i) all of his deferred compensation, and all of his unvested stock options and shares of restricted stock awarded on or before May 4, 2007, will automatically vest in full and (ii) any performance shares granted on or before May 4, 2007 will be treated in the same manner as if Mr. Oglesby’s employment were terminated by the Company (other than for cause) upon a change in control and will automatically vest in full. In the event of a termination within two years following a change of control of the Company, all of Mr. Oglesby’s equity and deferred compensation will automatically vest in full, and Mr. Oglesby will have two years after such event to exercise options, subject to earlier expiration upon the maximum term of such stock options.

Pursuant to the terms of the Amended Oglesby Agreement, in the event Mr. Oglesby retires on or after May 4, 2010, but prior to May 4, 2012, (i) all of Mr. Oglesby’s unvested stock options granted prior to January 1, 2010, and any deferred compensation awarded, will automatically vest in full (and such options will remain exercisable for two years following such termination date), and (ii) any performance shares granted prior to January 1, 2010 will be treated in the same manner as if Mr. Oglesby’s employment was terminated by the Company (other than for cause) upon a change in control and will automatically vest in full. In the event of Mr. Oglesby’s eligible retirement on or after May 4, 2012, he will be entitled to the accelerated vesting provided in clauses (i) and (ii) immediately above, and any outstanding shares of restricted stock granted prior to January 1, 2010 and Mr. Oglesby’s grant of 36,000 restricted stock units (issued to him on February 17, 2010 in connection with the reduction in this 2009 annual cash bonus award) will automatically vest in full. With the exception of the award of 36,000 restricted stock units granted to Mr. Oglesby on February 17, 2010, the Amended Oglesby Agreement does not provide for the acceleration of any equity awards granted to him on or after January 1, 2010. For an additional discussion of the Amended Oglesby Agreement, see the “Compensation Discussion and Analysis—Employment, Severance and Change in Control Agreements” section of this proxy statement.

The amounts in the Severance Arrangements tables below were calculated based upon the effects of Mr. Oglesby’s termination or the event of a change of control of the Company, under the terms of the Prior Agreement, which was in effect as of December 31, 2009. Under the terms of the Prior Agreement, in the event of a termination of Mr. Oglesby’s employment by the Company for any reason other than death, disability or cause, or by Mr. Oglesby for good reason, (i) all of his deferred compensation, and all of his unvested stock options and shares of restricted stock awarded on or before May 4, 2007, would automatically vest in full, and (ii) any performance shares granted on or before May 4, 2007 would be treated in the same manner as if Mr. Oglesby’s employment were terminated by the Company (other than for cause) upon a change in control and would automatically vest in full. Under the terms of the Prior Agreement, in the event of a termination within two years following a change of control or his retirement on or after May 4, 2010, all of Mr. Oglesby’s unvested stock options, unvested restricted stock units, shares of restricted stock, and all of his deferred compensation would automatically vest in full (and such options would remain exercisable for two years following such termination date), and any performance shares would automatically become vested.

Mr. Monaghan and Mr. Johnson entered into severance agreements with us providing for one year of base salary, benefits continuation and a pro-rated bonus in the amount that the executive would have received had the executive not been terminated during such year, if terminated without cause prior to a change in control. If the employment of either of them is terminated without cause within two years following a change in control, as provided in their respective agreements, he is entitled to three years of base salary, a pro-rated bonus in the amount that the executive would have received had the executive not been terminated during such year and benefits continuation. If any of their offices is relocated by more than 50 miles, their base salaries are reduced or duties or title are diminished, he or she may trigger the termination provisions of his agreement. Messrs. Monaghan and Johnson are not entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause.

Mr. Kearney and Ms. Chandler entered into severance agreements with the Company providing for one year of base salary, benefits continuation and a pro-rated bonus in the amount that the executive would have received had the executive not been terminated during such year, if terminated without cause. If Mr. Kearney’s office is relocated by more than 50 miles and Ms. Chandler’s office is relocated outside a 50-mile radius from the center of the City of Atlanta, their base salary is reduced or duties or title is diminished, he or she may trigger the termination provisions of his agreement. Each is not entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause.

In addition to the severance benefits provided in the agreements of our named executive officers, upon a change of control, our equity incentive plans provide for accelerated vesting of any unvested options and unvested shares of restricted stock, and an accelerated calculation and payout of the performance shares that may be outstanding.

The following table details the severance obligations to each named executive officer if they were terminated on December 31, 2009. This table assumes that there was no change in control.

Severance Arrangements

(No Change of Control)

Named Executive Officer(1)	Title	Severance Payout	Pro-Rated Bonus(1)	Benefits Continuation	Total
Charles R. Oglesby	President and CEO	$4,168,775	$—	$5,233	$4,174,008
Craig T. Monaghan	SVP & CFO	$607,772	$638,161	$5,339	$1,251,272
Michael S. Kearney	SVP & COO	$600,000	$540,000	$3,445	$1,143,445
Elizabeth B. Chandler	VP, General Counsel	$330,000	$132,000	$5,339	$467,339
Philip R. Johnson	VP, HR	$355,719	$213,431	$1,078	$570,228

(1)	Based upon the actual calculation of the total bonus paid under the 2009 annual cash bonus plan, which plan is discussed above in the Compensation Discussion and Analysis section of this proxy statement.

The following table details the change in control severance obligation to each of the named executive officers assuming a change in control and a termination of employment on December 31, 2009, and assuming a stock price of $11.53, the closing price of our common stock on that date.

Severance Arrangements

(Assuming Change of Control)

Named Executive Officer	Title	Severance Payout	Pro-Rated Bonus	Benefits Continuation	Option Acceleration(1)	Performance Share/ Restricted Stock Acceleration(2)	Total
Charles R. Oglesby	President and CEO	$4,168,775	$0	$5,233	$2,761,500	$2,405,931	$9,341,439
Craig T. Monaghan	SVP & CFO	$1,823,316	$638,161	$16,017	$2,169,750	$576,500	$5,223,744
Michael S. Kearney	SVP & COO	$600,000	$540,000	$3,445	$911,000	$461,200	$2,515,645
Elizabeth B. Chandler	VP, General Counsel	$330,000	$132,000	$5,339	$240,000	$115,300	$822,639
Philip R. Johnson	VP, HR	$1,067,157	$213,431	$3,234	$591,750	$230,600	$2,106,172

(1)	Represents the value of all unvested options granted to the named executive officers. The vesting of these options would accelerate upon a change of control. For more information concerning outstanding options granted to the named executive officers, see the “Outstanding Equity Awards at Fiscal Year-End” table of this proxy statement.

(2)	Represents the value of our common stock after conversion of awards of performance shares and shares of restricted stock that each named executive officer would receive upon a change of control of the Company and a subsequent termination of employment.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

The equity outstanding under our equity compensation plans, the weighted average exercise price of outstanding equity, and the number of securities remaining available for issuance, as of December 31, 2009, were as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Equity, Warrant and Rights (a)	Weighted Average Exercise Price of Outstanding Equity, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,080,669	$9.36	3,043,000
Equity compensation plans not approved by security holders(2)	15,517	$12.89	—

Total	2,096,186	$—	3,043,000

(1)	Represents 1,855,112 stock options and 241,074 performance shares. The number of performance shares reported in this table assumes that we attain the target performance goals associated with each respective grant of performance shares.

(2)	The options reported in this row reflect issuances under our 1999 Option Plan (as defined below). There were 95,651 forfeitures of options and 961,570 options exercised as of December 31, 2009 under this Plan. Options that have been forfeited are not available for reissuance under our 1999 Option Plan and we do not intend to issue additional options under such Plan.

The Company’s 2002 Stock Option Plan was originally adopted by the Board on March 9, 2002. On February 25, 2003, the Board approved an amendment to the 2002 Stock Option Plan increasing the number of shares available for issuance under the 2002 Stock Option Plan from 1,500,000 to 4,750,000. The Company’s 2002 Stock Option Plan, as amended, was approved by the Company’s stockholders at the Company’s annual stockholders meeting on May 8, 2003, and renamed the Asbury Automotive Group, Inc. 2002 Equity Incentive Plan (referred to herein as the “2002 Equity Incentive Plan”).

On January 29, 2009, the Board approved a further amendment to the Company’s 2002 Equity Incentive Plan to increase the number of shares available for issuance thereunder by an additional 2,575,000 shares to 7,325,000 shares. The Plan, as amended, was approved by the Company’s stockholders at the Company’s annual stockholders meeting on April 29, 2009.

In January 1999, the Company adopted a stock option plan under which it was authorized to issue non-qualified options granting the right to purchase limited liability company interests in the Company prior to its incorporation (the “1999 Option Plan”). Under the 1999 Option Plan, which was amended and restated effective December 1, 2001, the Company granted options to certain of its directors, officers, employees and consultants for terms and at exercise prices and vesting schedules set by the Compensation Committee. Prior to the Company’s initial public offering, options were issued under the 1999 Option Plan for the purchase of an aggregate of 3.51% of the Company’s limited liability company interests; these options were converted upon the Company’s initial public offering into options to purchase 1,072,738 shares of the Company’s common stock. As of December 31, 2009, there were 15,517 unexercised options under the 1999 Option Plan, which represented less than 1% of the Company’s outstanding common stock. The Company does not intend to issue options under the Company’s 1999 Option Plan in the future, and the Company has not issued any stock options under the 1999 Option Plan since the fiscal year ended December 31, 2004.

RELATED PERSON TRANSACTIONS

We have adopted a written policy relating to related person transactions, which sets out the criteria for review of transactions between the Company and our affiliates and members of their immediate families. This policy covers our directors and officers, and each stockholder that holds directly or indirectly, more than 5% of our common stock. In addition, we have adopted a written Delegation of Authority Policy, which establishes an executive approval process for many of the Company’s transactions in which certain related person transactions would be included. In reviewing and approving related person transactions under these policies and procedures, senior management and the Board considers, among other things:

•	the nature of the related person’s interest in the transaction;

•	whether the related person has a direct or indirect material interest;

•	the material terms of the transaction, including the amount and type of transaction;

•	the significance of the transaction to the Company and to the related person;

•	whether the terms of the transaction are arms-length; and

•	whether the transaction would violate the “Conflicts of Interest” provisions of our Code of Business Conduct and Ethics or Fraud Control Policy.

Related Person Transactions with Jeffrey I. Wooley

Mr. Wooley is employed as the Non-Executive Chairman of our subsidiary, Asbury Tampa, and serves as a member of the Board. We lease from Mr. Wooley two properties in Florida for dealership lots and offices, for which we paid approximately $2.7 million in rent during 2009.

Pursuant to an amended employment agreement effective as of March 31, 2005 with Asbury Tampa (the “Wooley Agreement”), in 2009, Mr. Wooley received a salary of $50,000 due to a voluntary 50% reduction in salary that he took effective December 1, 2008. He is also entitled to the use of an office located at one of Asbury Tampa’s dealership locations and is reimbursed an additional $3,333 per month for administrative support. Mr. Wooley participates in all life insurance, medical insurance, disability insurance and other benefits that may be provided to the employees of Asbury Tampa, subject to the terms and eligibility requirements of the plan documents of each respective insurance or other benefit plan. Under his employment agreement, Mr. Wooley is entitled to a reimbursement of his country club dues, but as of December 1, 2008, he also waived this right to reimbursement.

In addition to his salary, Mr. Wooley receives the use of four demonstrator vehicles, the use of which amounted to $43,523 of imputed income to him during 2009.

Under the terms of the Wooley Agreement, if Mr. Wooley’s employment is terminated without cause or by Mr. Wooley for good reason prior to the fifth anniversary of the date of his employment agreement, Mr. Wooley shall continue to receive certain benefits and perquisites pursuant to the agreement through the fifth anniversary of the date of the agreement, which include, among other things:

i. life insurance, medical insurance, disability insurance and other benefits comparable to those provided to Asbury Tampa’s other senior executive officers and permitted under applicable law;

ii. paid vacation time;

iii. reimbursement for annual dues for membership in two country clubs selected by Mr. Wooley, which dues are not to exceed $20,000 per year; and

iv. the use by Mr. Wooley and his family of four demonstrator vehicles selected from the inventory of the Asbury Tampa’s dealerships.

Mr. Wooley’s employment agreement terminates on March 31, 2010, and it is not going to be renewed by the Company. Upon termination of his agreement, Mr. Wooley may continue to participate in Asbury Tampa’s medical insurance plan at his own expense, subject to certain circumstances which may prevent such participation. Mr. Wooley is subject to non-competition and non-solicitation provisions under the Wooley Agreement while an employee of, and for one year after the termination of his employment with, Asbury Tampa.

In addition, on February 17, 2010, upon the recommendation of the Compensation Committee, the Board determined that upon termination of Mr. Wooley’s employment agreement, he be compensated for his service on the Board consistent with the compensation paid to non-management directors. During the term of his employment agreement, Mr. Wooley has not received compensation from us for his services as a director. For a detailed discussion of the compensation arrangements for our non-management Board members, see the “Governance of the Company – Director Fees; Attendance at Meetings” section of this proxy statement.

Other

From time to time, our directors and named executive officers, or their respective family members, purchase or lease vehicles at the Company’s dealerships that are valued over $120,000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2009 with the Company’s management and Ernst & Young LLP, the Company’s independent auditors for the year ended December 31, 2009. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the auditors’ judgment about the quality of the Company’s accounting principles as applied in its financial reporting.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence from the Company and its management.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Submitted by the Members of the Audit Committee:

Eugene S. Katz (Chair)

Thomas C. DeLoach, Jr.

Juanita T. James

Philip Maritz

INDEPENDENT AUDITORS’ FEES

On December 5, 2008, the Audit Committee selected Ernst & Young LLP to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2009, which decision was ratified by our stockholders at our 2009 Annual Meeting of Stockholders. Deloitte & Touche LLP served as the Company’s independent registered public accountants until the completion of the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2008, which audit was completed on March 16, 2009. The following table summarizes the aggregate fees billed to us by our independent auditors for fiscal years 2008 and 2009:

	2009	2008
Audit Fees	$1,198,000	$1,795,000
Tax Fees	$75,000	$—
Expenses	$42,000	$90,000

Total	$1,315,000	$1,885,000

Audit Fees

Audit fees are composed of fees for professional services rendered by Ernst & Young LLP for the fiscal year ended December 31, 2009, and Deloitte & Touche LLP for the fiscal year ended December 31, 2008, for the audits of our annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended 2009 and 2008, respectively.

The audit fees also included fees associated with the audit of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Included in the 2009 audit fees is $449,000 that had not been billed to us as of December 31, 2009. Included in the 2008 audit fees is $551,000 that had not been billed to us as of December 31, 2008.

Tax Fees

There were no tax fees billed by Deloitte & Touche LLP during 2008.

The tax fees of Ernst & Young LLP for professional services rendered in 2009 were $75,000. All such work related to employment tax consultations in 2009.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent auditors. Each year, the Audit Committee approves the proposed services, including the nature, type and scope of services to be performed by the independent auditors during the fiscal year and the related fees. Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

Pursuant to the requirements of the Sarbanes-Oxley Act, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

PROPOSAL NO. 2

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our independent auditors for the year ending December 31, 2010. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Representatives from Ernst & Young LLP are expected to be present at the annual meeting and, if present, will have the opportunity to make a statement if they desire to and to answer appropriate questions.

The board and management recommend you vote FOR the ratification of the selection of

Ernst & Young LLP as our independent auditors for the year ending December 31, 2010.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

This proxy statement relates to the Company’s Annual Meeting of Stockholders for the calendar year 2010, which will take place on April 27, 2010. The Company currently expects that its 2011 Annual Meeting of Stockholders will be held in April 2011. In order to be eligible for inclusion in the Company’s proxy materials for the 2011 Annual Meeting, any stockholder proposal must be submitted in writing to the Company’s Corporate Secretary and received at the Company’s executive offices at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097 by the close of business on November 26, 2010, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2011 Annual Meeting. To be considered for presentation at the 2011 Annual Meeting, although not included in the Company’s proxy statement, any stockholder proposal must be received at the Company’s executive offices at the foregoing address not earlier than December 28, 2010, but on or before the close of business on January 27, 2011, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2011 Annual Meeting. The procedure for nominating directors is described above under “Governance of the Company—Nomination of Directors.”

All stockholder proposals for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in the Company’s proxy materials), the Company’s Restated Certificate of Incorporation, the Company’s bylaws and Delaware law.

OTHER MATTERS

Management is not aware of any other matters to be brought before the 2010 Annual Meeting of Stockholders, but if other matters come before the meeting, the proxy holders intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

The Company will bear the expenses of preparing, printing and mailing the proxy materials to the stockholders. In addition, the Company will retain Laurel Hill Advisory Group to aid in the broker search and the solicitation of proxies, for a fee of approximately $8,500, plus reasonable out-of-pocket expenses and disbursements. Officers and employees of the Company may request the return of proxies without additional compensation.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. The Company did not household materials for the annual meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the annual meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the Company’s Investor Relations Department (a) by mail at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, (b) by telephone at 770-418-8212, or (c) by e-mail at ir@asburyauto.com. You may also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy materials and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the Company’s filings at the regional offices of the SEC or over the Internet at the SEC’s web site at www.sec.gov. Additional information can also be found on the Company’s web site at www.asburyauto.com. Information contained on any web site referenced in this proxy statement is not incorporated by reference in this proxy statement.

If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, please call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, and the exhibits will be provided to you upon the payment of a nominal fee (which fee will be limited to the expenses the Company incurs in providing you with the requested exhibits).

ASBURY AUTOMOTIVE GROUP, INC.

2905 Premiere Parkway NW, Suite 300

Duluth, Georgia 30097

ANNUAL MEETING OF STOCKHOLDERS, APRIL 27, 2010, 8:00 A.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints Elizabeth B. Chandler and Philip R. Johnson, and each or either of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Asbury Automotive Group, Inc. (“Asbury”), as marked on the reverse side, which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Tuesday, April 27, 2010, at 8:00 a.m., local time, at Asbury’s corporate headquarters located at 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia, and at any and all adjournments thereof, as marked on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of March 26, 2010, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from Asbury prior to execution of this proxy of a Notice of Annual Meeting of Stockholders and Proxy Statement dated March 26, 2010 and the 2009 Annual Report on Form 10-K.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

(Continued and to be voted on the reverse side.)

Electronic Voting Instructions:

Vote by Internet •Log on to the Internet and go to www.investorvote.com •Follow the steps outlined on the secure website

Vote by telephone

•Call toll free 1-800-652-VOTE (8683) within the United States, Canada &

       Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•Follow the instructions provided by the recorded message.

☐	Using a black ink pen, mark your votes with an X as show in this
Example. Please do not write outside the designated areas.

A. Proposals – The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.

		FOR	WITHHOLD		FOR	AGAINST	ABSTAIN
Nominees:	(01) Thomas C. DeLoach, Jr.	☐	☐	2. Ratification of appointment of Ernst & Young LLP as Asbury’s independent public accountants for the year ending December 31, 2010	☐	☐	☐

	(02) Philip F. Maritz	☐	☐

	(03) Jeffrey I. Wooley	☐	☐	Meeting Attendance Mark this box with an X if you plan to attend the Annual Meeting.			☐

B. Non-Voting Items Change of Address – Please print new address below.

C. Authorized Signatures – Sign Here – This section must be completed for your vote to be counted. – Date and Sign Below

Note: Please sign card exactly as name appears on this proxy. When shares are held by joint tenants, both should sign.

          When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date(mm/dd/yyyy)	Signature:	Signature: